Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

dated as of

May 12, 2003

by and among

VOUGHT AIRCRAFT INDUSTRIES, INC.,
a Delaware corporation,

TA ACQUISITION HOLDINGS, INC.,
a Delaware corporation,

and

THE AEROSTRUCTURES CORPORATION,
a Delaware corporation

i

Schedules

Schedule 1.1(c)	Exchange Ratio Computation
Schedule 1.14(a)	Company Options
Schedule 2.1	Corporate Organization
Schedule 2.3	Capitalization of the Company
Schedule 2.3(b)	Stockholders’ Agreements
Schedule 2.4(b)	Stock Options
Schedule 2.6	Capitalization of Subsidiaries of the Company
Schedule 2.8(a)	Company Exceptions to No Conflict Representation
Schedule 2.8(b)	Company Consents and Approvals
Schedule 2.10	Undisclosed Liabilities
Schedule 2.11	Material Adverse Changes
Schedule 2.12	Contracts
Schedule 2.13	Claims, etc., Under Government Contracts
Schedule 2.14	Exceptions to Title to Machinery, Equipment, and Other Property
Schedule 2.15	Intellectual Property
Schedule 2.16(a)	Owned Real Property
Schedule 2.16(b)	Leased Real Property
Schedule 2.17	Litigation and Proceedings
Schedule 2.18	Employee Benefits
Schedule 2.18(c)(i)(A)	Pension Plans
Schedule 2.18(c)(iii)(C)	Welfare Plans
Schedule 2.18(c)(viii)	Payments Subject to Section 280G and 4999 of the Code
Schedule 2.18(c)(xii)	Transfers of “Excess Pension Assets”
Schedule 2.19	Labor Relations
Schedule 2.20	Legal Compliance
Schedule 2.21	Environmental Matters
Schedule 2.22	Tax Returns and Audit
Schedule 2.23	Customers and Suppliers
Schedule 2.24	Licenses, Permits, and Authorizations
Schedule 2.26	Insurance
Schedule 2.27	Brokers’ Fees
Schedule 2.28	Transactions with Certain Persons
Schedule 3.1	Corporate Organization of Vought
Schedule 3.2	Subsidiaries of Vought
Schedule 3.3	Capitalization of Vought
Schedule 3.4(b)	Options Not Qualifying Under Section 422 of the Code
Schedule 3.5(a)	Capitalization of Subsidiaries of Vought
Schedule 3.7(a)	Vought Exceptions to No Conflict
Schedule 3.7(b)	Vought Consents and Approvals
Schedule 3.9	Vought Undisclosed Liabilities
Schedule 3.10	Vought Material Adverse Changes
Schedule 3.11	Vought Contracts
Schedule 3.12	Vought Government Contracts
Schedule 3.13	Vought Machinery & Equipment

v

Schedule 3.14	Vought Intellectual Property
Schedule 3.15(a)	Vought Owned Real Property
Schedule 3.15(b)	Vought Leased Property
Schedule 3.16	Vought Litigation and Proceedings
Schedule 3.17	Vought Employee Benefits
Schedule 3.18	Vought Labor Relations
Schedule 3.19	Vought Legal Compliance
Schedule 3.20	Vought Environmental Matters
Schedule 3.21	Vought Tax Returns and Audit
Schedule 3.22	Vought Customers & Suppliers
Schedule 3.23	Vought Licenses, Permits, Authorizations
Schedule 3.25	Vought Insurance
Schedule 3.26	Vought Brokers’ Fees
Schedule 3.27	Vought Transactions with Certain Persons
Schedule 4.1	Capital Expenditures
Schedule 5.1(iv)	Conduct of Business by Vought Pending the Closing/Remuneration
Schedule 5.1(vi)	Conduct of Business by Vought Pending the Closing/Capital Expenditures
Schedule 8.1(f)	Consents To Be Obtained
Schedule 10(a)	Company Knowledge
Schedule 10(b)	Vought Knowledge

Annexes

Annex A	Certificate of Merger
Annex B	Form of Hypothecation Agreement
Annex C	Form of Settlement Agreement
Annex D	CMG Agreement

AGREEMENT AND PLAN OF MERGER

This agreement and plan of merger (this “Agreement”) is entered into as of this 12th day of May, 2003 by and among Vought Aircraft Industries, Inc., a Delaware corporation (“Vought”), TA Acquisition Holdings, Inc., a Delaware corporation (the “Company”), and The Aerostructures Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company (“TAC” and, together with Vought and the Company, the “Constituent Corporations”).

PLAN OF MERGER

A.                                   Vought, the Company and TAC are hereby adopting a plan of merger, providing for the merger (the “Merger”) of each of the Company and TAC with and into Vought, with Vought being the surviving corporation.  The merger will be consummated in accordance with this Agreement and evidenced by a Certificate of Merger among Vought, the Company and TAC in substantially the form of Annex A hereto (the “Certificate of Merger”), such Merger to be consummated as of the Effective Time (as defined below).

B.                                     Upon consummation of the Merger, the separate corporate existence of the Company and TAC will cease and Vought, as the surviving corporation in the Merger (hereinafter referred to for the periods on and after the Effective Time as the “Surviving Corporation”), will continue its corporate existence under the Delaware General Corporation Law, as amended from time to time (“DGCL”).  Any reference to Vought with respect to periods following the Effective Time shall mean the Surviving Corporation.

C.                                     At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Vought, the Company and TAC shall vest in the Surviving Corporation, and all debts liabilities and duties of Vought, the Company and TAC shall become the debts, liabilities and duties of the Surviving Corporation.

D.                                    Subject to Section 1.12 hereof, at the Effective Time, the certificate of incorporation and bylaws of Vought will become the certificate of incorporation and bylaws of the Surviving Corporation, as amended and restated as provided in the Certificate of Merger, until thereafter amended as provided therein and under the DGCL, and the directors and officers of Vought immediately prior to the Effective Time will become the directors and officers of the Surviving Corporation.

E.                                      The Company has received an opinion, dated May 12, 2003, from Houlihan Lokey Howard & Zukin Financial Advisors, Inc. that, as of such date, and subject to the qualifications stated therein, the consideration to be received in the Merger is fair, from a financial point of view, to the holders of Company Common Stock and Company Preferred Stock (each as defined below).

F.                                      Vought has received an opinion dated May 1, 2003, from Valuation Research Corporation that, as of such date, and subject to the qualifications stated therein, the Merger and related transactions are fair, from a financial point of view, to the holders of Vought Common Stock (as defined below).

G.                                     The respective Boards of Directors of Vought, the Company and TAC have approved and declared advisable this Agreement and the Merger (including the Vought Certificate Amendment (as defined below), in the case of Vought) upon the terms and subject to the conditions of this Agreement and in accordance with DGCL and resolved to recommend to the respective stockholders of Vought, the Company and TAC that such stockholders adopt this Agreement and the Plan of Merger contained herein (including the Vought Certificate Amendment, in the case of Vought).

H.                                    The respective Boards of Directors of Vought, the Company and TAC have determined that the Merger is in furtherance of and consistent with their respective business strategies and is fair to and in the best interest of their respective stockholders.

I.                                         For federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code (as defined below).

Defined terms used herein shall have the meaning assigned to such terms in Article 10.

AGREEMENT

In order to consummate the Merger, and in consideration of the mutual agreements hereinafter contained, Vought, the Company and TAC agree as follows:

ARTICLE 1
THE MERGER

Section 1.1                                      Merger; Conversion Of Shares.

(a)                                  At the Effective Time, each of the Company and TAC shall simultaneously merge with and into Vought, with Vought being the Surviving Corporation.

(b)                                 Subject to the provisions of Section 262 (or any successor provision) of the DGCL, at the Effective Time, automatically and without any action by the holder thereof each share of the common stock, par value $0.01 per share, of Vought ( “Vought Common Stock”) issued and outstanding immediately prior thereto shall remain issued and outstanding as a validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation (the “Surviving Corporation Common Stock”).

(c)                                  Subject to Sections 1.8 and 1.9, at the Effective Time, automatically and without any action by the holder thereof, each share of the common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior thereto (other than shares, if any, held in the treasury of the Company or owned by TAC, which treasury shares and TAC-owned shares shall be cancelled as part of the Merger and other than Dissenting Shares, if any) will be converted into the right to receive 2.0989 validly issued, fully paid and non-assessable shares of Surviving Corporation Common Stock (the “Common Exchange Ratio”).  The Common Exchange Ratio has been calculated according to the formula and methodology set forth on Schedule 1.1(c).  Notwithstanding anything in this Agreement to the contrary, the total number of shares of Surviving Corporation Common Stock to be issued upon conversion of Company Common Stock and Company

Preferred Stock in connection with the Merger, and issuable upon exercise of Assumed Stock Options or pursuant to any other rights to purchase or receive equity securities of the Company or TAC in connection with the Merger (but not including any shares issued by the Surviving Corporation pursuant to the indemnification provisions of Section 11.3) shall not exceed 27.5% of the fully diluted shares of the Surviving Corporation as of the Effective Time.

(d)                                 Subject to Section 1.9, at the Effective Time, automatically and without any action by the holder thereof, each share of the preferred stock, liquidation preference $1,000 per share (“Company Preferred Stock”), of the Company, issued and outstanding immediately prior thereto (other than shares, if any, held in the treasury of the Company or owned by any wholly-owned subsidiary of the Company, which treasury shares and subsidiary-owned shares shall be canceled as part of the Merger and other than Dissenting Shares, if any) shall be converted into the right to receive 51.4038 validly issued, fully paid and non-assessable shares of Surviving Corporation Common Stock.

(e)                                  At the Effective Time, automatically and without any action by the holder thereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and held in the treasury of the Company or owned by TAC shall be cancelled and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

(f)                                    At the Effective Time, automatically and without any action by the holder thereof, each share of common stock, par value $.01 per share, of TAC (“TAC Common Stock”) issued and outstanding immediately prior to the Effective Time shall be cancelled and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

(g)                                 Notwithstanding anything to the contrary in this Section 1.1 or in Sections 1.2 or 1.3 below, at the election of Vought, in lieu of being delivered directly to the holders of Company Common Stock and Company Preferred Stock, all shares of Surviving Corporation Common Stock which are issued to the holders of Company Common Stock and Company Preferred Stock in connection with the Merger may be required to be hypothecated to the lenders of Vought, the Surviving Corporation and/or its Subsidiaries pursuant to hypothecation agreements executed and agreed to by the holders of Company Common Stock and Company Preferred Stock substantially in the form attached hereto as Annex B (“Hypothecation Agreements”) or, if required by the lenders of Vought, the Surviving Corporation and/or its Subsidiaries, in other customary form.  Notwithstanding anything in this Section 1.1(g) to the contrary, the parties agree that this Section 1.1(g) does not require the Company or TAC to obtain executed Hypothecation Agreements, if they have previously failed to do so after using their reasonable best efforts, from Brett R. Jacobson or Robert L. Vose, both holders of Company Common Stock.

(h)                                 Immediately prior to the Effective Time, Vought shall pay TAC an amount of cash equal to the sum of the amounts that are to be paid under the CMG Agreement ($30,410,000) and the Settlement Agreements (aggregating $14,500,000).  Immediately upon receipt of such cash, TAC shall transfer such cash to the persons who are its creditors under the CMG Agreement and the Settlement Agreements; provided, that in the event the Effective Time does not occur immediately following TAC’s receipt of such cash, TAC shall promptly transfer such cash back to Vought.

Section 1.2                                      Exchange of Certificates.

At the Closing or as soon thereafter as practicable, each holder of a certificate or certificates formerly representing shares of Company Common Stock or Company Preferred Stock (collectively, the “Certificates”), upon surrender of the same to the Surviving Corporation, will be entitled after the Effective Time, to receive from the Surviving Corporation in exchange therefor (subject to the provisions of Sections 1.4, 1.5 and 1.8 below) a certificate or certificates for shares of Surviving Corporation Common Stock into which such holder’s shares of Company Common Stock or Company Preferred Stock, as the case may be, have been converted pursuant to Section 1.1.  After the Effective Time and pending such surrender and exchange, a holder’s Certificate or Certificates will be deemed for all purposes (other than the exchange contemplated by this Section 1.2) to evidence the shares of Surviving Corporation Common Stock into which such shares of Company Common Stock or Company Preferred Stock have been converted in the Merger.

Section 1.3             Exchange Procedures.

(a)                                  To the extent the exchange of Certificates is not accomplished at the Closing, as soon as reasonably practicable after the Effective Time, the Surviving Corporation will mail or otherwise deliver to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate(s) shall pass, only upon delivery of the Certificate(s) to the Surviving Corporation and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for effecting the surrender of the Certificate(s) in exchange for certificate(s) representing shares of Surviving Corporation Common Stock (plus cash in lieu of fractional shares, if any, pursuant to Section 1.9) as provided below.  Upon surrender of a Certificate for cancellation to the Surviving Corporation, together with such letter of transmittal, duly executed, the record holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Surviving Corporation Common Stock, and the amount of any cash payable in lieu of fractional shares of Surviving Corporation Common Stock, such holder is entitled to receive pursuant to Section 1.1 (subject to Section 1.8) and the Certificate so surrendered shall immediately be cancelled.  In the event of a transfer of ownership of Company Common Stock or Company Preferred Stock prior to the Effective Time which is not registered in the transfer records of the Company, a certificate representing the number of shares of Surviving Corporation Common Stock issuable and any amounts payable in accordance with this Agreement may be issued and paid to a transferee if the Certificate representing such Company Common Stock or Company Preferred Stock is presented to the Surviving Corporation, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

(b)                                 The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Company Preferred Stock or Surviving Corporation Common Stock such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or under any other provisions of law with respect to the making of such payment.  To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock, Company Preferred Stock or Surviving Corporation Common Stock in respect to which such deduction and withholding was made.

Section 1.4                                      Distributions With Respect to Unexchanged Shares.

Notwithstanding the last sentence of Section 1.2 above, no amount in respect of dividends or other distributions declared or made after the Effective Time with respect to Surviving Corporation Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of the Surviving Corporation Common Stock the holder thereof is entitled to receive in respect thereof and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.9 below until the holder of record of such Certificate shall surrender such Certificate to the Surviving Corporation in accordance herewith.  Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Surviving Corporation Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of fractional shares of Surviving Corporation Common Stock to which such holder is entitled pursuant to Section 1.9 below and (ii) an amount equal to the amount of dividends or other distributions with a record date on or after the Effective Time and a payment date prior to the surrender of such Certificate(s), in each case without interest.

Section 1.5                                      No Further Ownership Rights.

All shares of Surviving Corporation Common Stock issued upon the surrender for exchange of Certificate(s) in accordance with the terms hereof (including any cash paid pursuant to Sections 1.4 and 1.9) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock and Company Preferred Stock theretofore represented by such Certificate(s), and from and after the Effective Time, as provided in Section 1.16, there shall be no further registration of transfers on the stock transfer books of the Company, of the shares of Company Common Stock or Company Preferred Stock, as the case may be, which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificate(s) are presented to the Surviving Corporation for any reason, such Certificate(s) shall be cancelled and exchanged as provided in Section 1.2.

Section 1.6             Lost Certificates.

If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Corporation will issue, in exchange for such lost, stolen or destroyed Certificate, the shares of Surviving Corporation Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Surviving Corporation Common Stock, deliverable in respect thereof pursuant to this Agreement.

Section 1.7             Effective Time of the Merger; Closing Date.

As soon as practicable following the satisfaction (or, to the extent permitted, the waiver) of all conditions to the Merger set forth in this Agreement, and provided that this Agreement has not been terminated pursuant to the provisions hereof, Vought, the Company and TAC will cause the Certificate of Merger to be executed and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL.  For purposes of this Agreement, the “Effective Time” means the time at which the Certificate of Merger has been duly filed in the Office of the Secretary of State of Delaware and has become effective in accordance with the DGCL; and the term “Closing Date” means the date on which the Effective Time occurs.

Section 1.8             Escrow; Indemnity.

Notwithstanding anything in this Agreement to the contrary, Vought shall not deliver directly to the holders of Company Common Stock and Company Preferred Stock all of the shares of Surviving Corporation Common Stock to be issued in exchange for shares of Company Common Stock and Company Preferred Stock, respectively, in the Merger, but shall deposit an aggregate of 402,103 shares of Surviving Corporation Common Stock (the “Escrow Shares”) into an escrow account (the “Escrow Account”) with an escrow agent to be agreed upon by Vought, the Stockholder Representative and the CMG Representative (the “Escrow Agent”), pursuant to an escrow agreement among Vought, the Stockholder Representative, the CMG Representative and the Escrow Agent in form and substance reasonably satisfactory to the parties thereto (the “Escrow Agreement”).  The Escrow Shares shall be held back pro rata from the holders of Company Common Stock and Company Preferred Stock based upon the number of shares of Company Common Stock and Company Preferred Stock held of record by each such holder immediately prior to the Effective Time, for such purposes treating all outstanding shares of Company Preferred Stock as though they had been converted into Company Common Stock representing in the aggregate 18.0285% of the total outstanding capital stock of the Company immediately prior to the Effective Time.  During the period ending on the first anniversary of the date on which the Effective Time occurs (the “Survival Termination Date”) (or later if necessary to resolve any Disputed Matter arising prior to such time but for which a final determination on the merits has not yet been reached), if any Claims for indemnification under Section 11.2(a) are determined to be owing to Vought pursuant to the terms of Article 11, Vought shall instruct the Escrow Agent to transfer that number of the Escrow Shares (rounded down to the nearest whole share) to Vought as necessary to satisfy such Claim, with each Escrow Share valued at $32.33 per share.  On the later of (i) the Survival Termination Date and (ii) the date all Disputed Matters are resolved in accordance with Article 11, Vought shall instruct the Escrow Agent to distribute the remaining Escrow Shares, if any, to the holders of Surviving Corporation Common Stock to whom such Escrow Shares would have been distributed in the Merger but for this Section 1.8 pro rata based on the number of shares of Company Common Stock held of record by such holders immediately prior to the Effective Time.  For the avoidance of doubt, if the aggregate value (assuming a value of $32.33 per share) of the shares of Surviving Corporation Common Stock held in the Escrow Account on the Survival Termination Date exceeds the aggregate value of all Disputed Matters relating to indemnification claims under Section 11.2(a) as of such date and all other indemnification claims under Section 11.2(a) which have been resolved but as to which the Escrow Agent has not yet delivered Escrow Shares to Vought, then Vought shall instruct the Escrow Agent to deliver to the former holders of Company Common Stock an aggregate number of Escrow Shares (rounded down to the nearest whole share) with a value equal to such excess.  During the period of time the Escrow Shares are held in the Escrow Account (i) such Escrow Shares shall be treated as issued and outstanding on the balance sheet of the Surviving Corporation and shall be legally outstanding under applicable state law; (ii) all voting rights of such Escrow Shares shall be exercisable by the holders of Company Common Stock to which such Escrow Shares were issued pursuant to this Agreement or by their authorized agent; and (iii) all dividends paid on such Escrow Shares shall be distributed currently to the holders of Company Common Stock to which such Escrow Shares were issued pursuant to this Agreement.  All references in this Agreement to the distribution of Escrow Shares to former holders of Company Common Stock shall be deemed to require the distribution of such shares to the former holders of Company Common Stock and Company Preferred Stock collectively, based on the assumption that the Company Preferred Stock had been converted into Company Common Stock representing, in the aggregate, 18.0285% of the total outstanding capital stock of the Company immediately prior to the Effective Time.

Section 1.9             Fractional Shares.

No certificate or scrip representing fractional shares of the Surviving Corporation Common Stock shall be issued upon the surrender for exchange of Certificate(s) representing Company Common Stock or Company Preferred Stock, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of the Surviving Corporation.  Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Surviving Corporation Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Surviving Corporation Common Stock multiplied by (ii) $32.33.

Section 1.10           Effect of the Merger.

At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company, TAC and Vought shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company, TAC and Vought (other than those liabilities that are satisfied at the Effective Time) shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.11           Certificate of Incorporation; Bylaws.

At the Effective Time, the certificate of incorporation and the bylaws of Vought, as in effect immediately prior to the Effective Time, but as amended pursuant to Section 1.12, shall become the certificate of incorporation and bylaws of the Surviving Corporation.

Section 1.12           Vought Certificate Amendment.

At the Effective Time, Article Fourth of the certificate of incorporation of Vought shall be amended (the “Vought Certificate Amendment”) in its entirety to read as follows:  “Fourth:  The aggregate number of shares of all classes of shares which the Corporation shall have the authority to issue is fifty million (50,000,000) shares of common stock, par value $0.01 per share.”

Section 1.13                                Directors and Officers.

The directors of Vought immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.  The officers of Vought immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 1.14                                Options.

(a)                                  Schedule 1.14(a) sets forth all outstanding options to purchase shares of Company Common Stock as of the date of this Agreement.  As set forth on Schedule 1.14(a) under the category “Cancelled Options”, certain options will be cancelled immediately prior to the Effective Time (the “Cancelled Options”) in exchange for cash payments pursuant to Settlement Agreements entered into between the Company, TAC and the holders of the Cancelled Options.  All options set forth on Schedule 1.14(a), other than Cancelled Options, will be assumed by Vought as set forth in this Section 1.14.

(b)                                 Vought and the Company (or, if appropriate, the Board of Directors of the Company or any committee thereof administering the Company Stock Plans) shall take such action as may be required or desirable (including the obtaining of all applicable consents) to effect the following provisions of this Section 1.14.  As of the Effective Time, (i) the Surviving Corporation shall assume the Company Stock Plans, with such adjustments and amendments as it may deem necessary or desirable and (ii) each option to purchase shares of Company Common Stock listed on Schedule 1.14(a) (“Company Stock Option”), other than the Cancelled Options, which is outstanding as of the Effective Time shall be assumed by the Surviving Corporation (an “Assumed Stock Option”) and converted into the right to purchase the number of shares of Surviving Corporation Common Stock (rounded down to the nearest whole share) equal to (x) the number of shares of Company Common Stock subject to such Company Stock Option multiplied by (y) the Common Exchange Ratio, at an exercise price equal to (A) the former exercise price per share of Company Common Stock under such Company Stock Option immediately prior to the Effective Time divided by (B) the Common Exchange Ratio (rounded up to the nearest cent).  Except as provided above, each Assumed Stock Option shall be subject to substantially the same terms (including expiration date, vesting and exercise provisions) as were applicable to the corresponding Company Stock Option immediately prior to the Effective Time; provided, that the Surviving Corporation’s Board of Directors or a committee thereof shall succeed to the authority and responsibility of the Company’s Board of Directors or any committee thereof with respect thereto.  For the avoidance of doubt, any

Cancelled Option shall, at the Effective Time, automatically be cancelled and shall not be converted into an Assumed Stock Option.

(c)                                  The Surviving Corporation shall take all corporate action necessary to reserve for issuance a sufficient number of shares of the Surviving Corporation Common Stock for delivery under the Company Stock Plans and assumed in accordance with this Section 1.14.

Section 1.15                                Dissenting Shares.

(a)                                  Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock or Company Preferred Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a Person who has not voted in favor of the Merger or consented thereto in writing and who properly demands appraisal of such Company Common Stock or Company Preferred Stock pursuant to, and who complies in all respects with, Section 262 (or any successor provision) of the DGCL (“Dissenting Shares”), shall not be converted into or represent the right to receive the merger consideration as provided hereunder unless and until such Person shall have failed to perfect, or shall have effectively withdrawn or lost, such Person’s right to appraisal under the DGCL, and instead shall only entitle the holder thereof to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to, and subject to the requirements of, Section 262 (or any successor provision) of the DGCL.  If, after the Effective Time, any such Person shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, each of such holder’s shares of Company Common Stock or Company Preferred Stock, as applicable, shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest, the merger consideration specified in Section 1.1(c), Section 1.1(d) or Section 1.9, as applicable, in accordance with this Agreement (together with any dividends or other distributions to which holders of Certificates become entitled in accordance with this Article 1 upon the surrender of such Certificates).  Nothing in this Agreement is intended to amend or limit the obligation of any holder of Company Common Stock or Company Preferred Stock who has waived the right to assert dissenters’ rights in a separate agreement and nothing in this Agreement shall be deemed a waiver of any such obligation.

(b)                                 The Company shall give Vought (i) prompt notice of any notices or demands (or purported demands) for appraisal received by the Company, withdrawals of such notices or demands and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices or demands.  The Company shall not, except with the prior written consent of Vought in its sole discretion, make any payments, or settle, offer to settle or otherwise negotiate, with respect to any such notices or demands.  Each of the Company and the Surviving Corporation agrees that it will satisfy its obligations under Section 262(d) of the DGCL.

(c)                                  The Company hereby waives any right it may have pursuant to Section 262 (or any successor provision) of the DGCL to exercise appraisal rights with respect to the TAC Common Stock.

Section 1.16                                Stock Transfer Books.

The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Company Common Stock or Company Preferred Stock thereafter on the records of the Company.  On or after the Effective Time, any Certificates presented to the Surviving Corporation for any reason shall be converted into the consideration provided in this Article 1 with respect to the shares formerly represented thereby, any cash in lieu of fractional shares and any dividends or other distributions to which the holders thereof are entitled pursuant to this Article 1.

Section 1.17                                Adjustments.

(a)                                  If between the date of this Agreement and the Effective Time, the number of outstanding shares of Company Common Stock, Company Preferred Stock or Vought Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like, corresponding adjustments shall be made to the provisions of this Agreement to preserve the intent of the parties hereunder.

(b)                                 The parties hereto agree and acknowledge the Common Exchange Ratio has been calculated based upon the formula set forth in Schedule 1.1(c).  The parties agree that if any of the underlying facts, numbers or calculations (including the number of outstanding shares of Company Preferred Stock or the number of shares of Surviving Corporation Common Stock issuable in respect thereof) used or made by the parties in calculating the Common Exchange Ratio should change prior to the Effective Time or are found to be incorrect, the parties will adjust the Common Exchange Ratio using the formula set forth in Schedule 1.1(c) using the updated and correct facts, numbers or calculations and the number of shares of Surviving Corporation Common Stock to be issued per share of Company Common Stock in the Merger will be adjusted to reflect the new Common Exchange Ratio.  No later than the second business day prior to the Closing Date, the Company shall give a written notice to Vought of any changes in such facts, numbers or calculations.

Section 1.18                                Tax Consequences.

It is intended by the parties hereto that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and each of the parties hereto will use its best efforts to cause the Merger to be treated as such a reorganization.  The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

Section 1.19           Change in Structure.

Notwithstanding anything to the contrary in this Agreement, Vought may, at any time prior to the execution of the written consents of stockholders pursuant to Sections 4.5 and 5.5, change the method of effecting the combination of Vought, the Company and TAC to substitute for the merger of the Company and TAC with and into Vought a merger of the Company with and into Vought, a merger of a newly formed subsidiary of Vought into the Company or a merger of the Company into a newly formed subsidiary of Vought, in which case all references to the Merger in this Agreement shall be deemed to refer to such merger of the Company into Vought, a merger of the newly formed subsidiary of Vought into the Company or a merger of the Company into a newly formed subsidiary of Vought; provided that prior to such change, Vought, the Company and TAC shall agree (which agreement shall not be unreasonably withheld) that such change does not (a) alter in any way the consideration to be issued to holders of Company Common Stock or Company Preferred Stock or the holders of Company Stock Options, (b) result in a modification of the tax treatment of the Merger to holders of Company Common Stock or Company Preferred Stock, including, without limitation, any increase in the amount of gain recognized by the holders of the Company Common Stock or Company Preferred Stock in the Merger or (c) result in Vought, the Company or TAC recognizing any gain as a result of the Merger.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND TAC

Except as set forth in the disclosure schedules delivered by the Company and TAC to Vought on the date of the execution of this Agreement after review and approval by Vought (the “Company Disclosure Schedule”) which identifies exceptions by specific Section references, each of the Company and TAC, jointly and severally hereby represents and warrants to Vought, as follows:

Section 2.1             Corporate Organization.

Each of the Company and TAC has been duly incorporated and is validly existing and in good standing under the DGCL and has the corporate power and authority to own and lease its properties and to conduct its business as is now conducted.  The copies of the certificate of incorporation of each of the Company and TAC and their respective bylaws previously delivered, or made available, by each of the Company and TAC to Vought are true, correct and complete.  Each of the Company and TAC is duly licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Each jurisdiction in which the Company or TAC is qualified to do business as a foreign corporation is listed on Schedule 2.1.  Neither the Company nor TAC is in default under or in violation of any provision of its certificate of incorporation or bylaws, and such certificate of incorporation and bylaws will continue in effect without further amendment through the Effective Time.

Section 2.2             Subsidiaries.

TAC is the sole subsidiary of the Company.  TAC has no subsidiaries.  Neither the Company nor TAC holds an Equity Interest in any other Person.

Section 2.3             Capitalization of the Company.

(a)                                  The authorized capital stock of the Company consists solely of (i) 4,000,000 shares of Company Common Stock, of which 2,706,845 shares are issued and outstanding and 340,000 of which are reserved for issuance pursuant to the Company Stock Plans and (ii) 100,000 shares of Company Preferred Stock, of which 24,950 shares are issued and outstanding.  Except as set forth on Schedule 2.3, all of the issued and outstanding shares of the Company Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable and are not subject to any preemptive rights.

(b)                                 Except as set forth on Schedule 1.14(a), the Company has not issued or granted any outstanding options, warrants, stock appreciation rights, phantom stock rights, calls, rights of first offer, rights of first refusal, tag along rights, drag along rights, or other securities convertible into or exchangeable or exercisable for shares of the capital stock of the Company, any other commitments or agreements providing for the issuance of additional shares of the capital stock of the Company, the sale of treasury shares or the repurchase or redemption of shares of the Company’s capital stock, and there are no agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its securities or interests.  There are no contracts under which the Company or TAC is obligated to repurchase, redeem or otherwise acquire any capital stock of the Company.  Except as set forth in Schedule 2.3(b), there are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect of the purchase, sale or voting of the outstanding shares of the capital stock of the Company.

(c)                                  Set forth on Schedule 2.3 is a true, correct and complete list of the record holders of the Company Common Stock and Company Preferred Stock and all other securities of the Company (together with an identification of the number and type of securities owned by each such record holder).  Such holders own of record and beneficially all of the capital stock of the Company, free and clear of any and all Liens.  Except as noted on Schedule 2.3, each holder of Company Common Stock has waived any and all rights to exercise appraisal rights under Section 262 of the DGCL.

Section 2.4             Stock Options.

(a)                                  Schedule 1.14(a) sets forth the name of each holder of Company Stock Options, as well as the number of shares of Company Common Stock subject to Company Stock Options held by each such holder, the number of shares of Company Common Stock for which each such Company Stock Option is currently exercisable and the price per share for which each such Company Stock Option is exercisable.  All Company Stock Options are currently exercisable.

(b)                                 The Company Stock Options have been issued in accordance with the registration requirements of all applicable federal and state securities laws, or a valid exemption therefrom, and not issued in violation of any preemptive or other similar rights.  Except as set forth on Schedule 2.4(b), all Company Stock Options have been validly issued and administered under the Company Stock Plans in accordance with their terms and applicable law.  Copies of all amendments and modifications to outstanding Company Stock Options have been made available to Vought.  Except as set forth on Schedule 2.4(b), no Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code has been modified so as to disqualify such Company Stock Option from treatment as an incentive stock option under Section 422 of the Code.

Section 2.5             Holding Company.

The Company has engaged in no business activities other than the holding of the capital stock of TAC, raising capital for use in the business and operation of TAC and meeting its obligations under documents relating to its capital raising activities on behalf of TAC.

Section 2.6             Capitalization of TAC.

(a)                                  The authorized capital stock of TAC consists solely of 2,000 shares of TAC Common Stock of which 1,100 shares are issued and outstanding, all of which have been duly authorized and validly issued and are fully paid and non-assessable and are owned of record and beneficially by the Company, free and clear of any Liens (except as set forth on Schedule 2.6).

(b)                                 There are no outstanding options, warrants, stock appreciation rights, phantom stock rights, calls, rights of first offer, rights of first refusal, tag along rights, drag along rights or other securities convertible into or exercisable or exchangeable for any capital stock or other ownership interests or securities of TAC, any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of TAC’s capital stock, or any agreements of any kind which may obligate TAC to issue, purchase, register for sale, redeem or otherwise acquire any of its securities or interests.  There are no contracts under which TAC is obligated to repurchase, redeem or otherwise acquire any capital stock of TAC.  No shares of capital stock of TAC are reserved for issuance.  There are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect of the purchase, sale or voting of the outstanding shares of the capital stock of TAC.

Section 2.7             Due Authorization.

Each of the Company and TAC have the requisite corporate power and authority (subject to the approvals discussed below) to execute and deliver this Agreement and the Ancillary Agreements to which they are or will become a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements to which they are or will become a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Boards of Directors of the Company and TAC, as applicable, in accordance with the DGCL and, except for the approval and adoption of this Agreement by (a) the requisite vote of holders of the Company Common Stock and the Company Preferred Stock in accordance with the DGCL and the Company’s certificate of incorporation, in the case of the Company, and (b) the Company as sole stockholder of TAC in accordance with the DGCL and TAC’s certificate of incorporation, in the case of TAC, no other corporate proceedings and no other stockholder vote on the part of either the Company or TAC is necessary to authorize this Agreement or the Ancillary Agreements to which they are or will become a party.  The Board of Directors of the Company has recommended the approval and adoption of this Agreement and the transactions contemplated hereby by the holders of Company Common Stock and Company Preferred Stock.  The Board of Directors of TAC has recommended the approval and adoption of this Agreement and the transactions contemplated hereby by the Company as sole stockholder of TAC.  This

Agreement and each of the Ancillary Agreements to which they are or will become a party has been duly and validly executed and delivered by each of the Company and TAC, as applicable, and constitutes a legal, valid and binding obligation of each of the Company and TAC, respectively, enforceable against each of the Company and TAC in accordance with its terms, subject to (i) approval in accordance with the DGCL and the Company’s certificate of incorporation by the holders of Company Common Stock and Company Preferred Stock, (ii) approval in accordance with the DGCL and TAC’s certificate of incorporation by the Company as sole stockholder of TAC and (iii) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 2.8             No Conflict; Consents.

(a)                                  The execution and delivery of this Agreement by each of the Company and TAC and the consummation of the transactions contemplated hereby do not and will not violate any provision of, or result in the breach of the certificate of incorporation, bylaws or other organizational documents of either the Company or TAC.  The execution and delivery of this Agreement and the Ancillary Agreements to which the Company and TAC are or will become a party by each of the Company and TAC and the consummation of the transactions contemplated hereby and thereby does not and will not, assuming that all consents, approvals, authorizations and other actions described in Section 2.8(b) have been obtained and all filings described in Section 2.8(b) have been made, (i) violate any material provision of, or result in the material breach of, any material applicable law, rule or regulation of any Governmental Entity except that no representation or warranty is hereby given with respect to federal and state securities laws, (ii) violate any material provision of, or result in the material breach of any material Contract (other than a TAC Government Contract) to which either the Company or TAC is a party or by which either the Company or TAC or any of their properties may be bound, (iii) violate any material provision of, or result in the material breach of, any TAC Government Contract, (iv) terminate or result in the termination of any such Contract, (v) result in the breach of any order, judgment or decree applicable to the Company or TAC, (vi) result in the creation of any Lien upon any of the properties or assets of either the Company or TAC, (vii) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, acceleration, default, event of default, termination or creation of a Lien or (viii) result in a violation or revocation of any required license, permit or approval from any Governmental Entity or other third party.

(b)                                 No consent, waiver, agreement, approval, permit or authorization of, or declaration, filing, notice or registration to or with, or assignment by, any Governmental Entity or any non-governmental Person is required to be made or obtained by any of the Company or TAC in connection with the execution, delivery and performance of this Agreement and any Ancillary Agreement or the consummation of the transactions contemplated hereby and thereby, other than (i) filings required in connection with or in compliance with the provisions of the HSR Act, (ii) approval of stockholders of the Company and TAC in accordance with DGCL, (iii) filing and recordation of the Certificate of Merger, and (iv) those consents, waivers, agreements, approvals, permits, authorization, declarations, filings, notices, registrations or assignments set forth on Schedule 2.8(b).

Section 2.9                                      Financial Statements.

(a)                                  TAC has previously delivered to Vought the following financial statements (including, in the case of the financial statements referred to in paragraph (i) below, any footnotes thereto), all of which are complete and accurate in all material respects, have been prepared from the books and records of TAC, have been prepared in accordance with GAAP, and present fairly the financial position of TAC at the dates stated in such financial statements and the results of their operations, cash flow and stockholders’ equity for the periods stated therein (subject, in the case of the financial statements referenced in paragraph (ii), to the absence of footnotes and to normal year-end adjustments, the effect of which will not, individually or in the aggregate, be materially adverse to the business, operations or financial condition of TAC):

(i)                                     the audited balance sheets of TAC as of December 31, 2002, December 31, 2001 and December 31, 2000 and the related audited statements of operations, stockholders’ equity and cash flows of TAC for the years ended December 31, 2002, December 31, 2001 and December 31, 2000, together with the auditors’ report thereon (together, the “Company Audited Financial Statements”); and

(ii)                                  the unaudited balance sheet of TAC as of April 4, 2003 (the “Company Interim Balance Sheet”) and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows of TAC for the accounting quarter ended April 4, 2003.

(b)                                 Although separate financial statements have not been prepared showing the consolidated financial position of the Company and TAC, there would be no material differences between such consolidated financial statements and the financial statements described in clauses (a)(i) and (a)(ii) above.  Further, the financial statements referred to in (a)(i) and (a)(ii) present fairly the consolidated financial position of the Company and TAC at the dates stated in such financial statements and the results of their operations, cash flow and stockholders’ equity for the periods stated therein (subject to differences necessary to reflect the different capital structures of the Company and TAC and the related effect on stockholders equity and, in the case of the financial statements referenced in paragraph (a)(ii), to the absence of footnotes and to normal year-end adjustments, the effect of which will not, individually or in the aggregate, be materially adverse to the business, operations or financial condition of the Company or TAC).

Section 2.10           Undisclosed Liabilities.

To the Knowledge of the Company, neither the Company nor TAC has, and there exist no facts or circumstances that may give rise to, any liabilities or obligations (whether absolute or contingent, liquidated or unliquidated, or due or to become due) required under GAAP to be disclosed in the Company’s or TAC’s financial statements, except for liabilities and obligations (i) reflected or reserved for on the Company Audited Financial Statements or the Company Interim Balance Sheet, (ii) that have arisen since the date of the Company Interim Balance Sheet in the ordinary course of the operation of business, consistent with past practice of the Company and TAC (all of which are current liabilities similar in type to those reflected on the Company Audited Financial Statements or the Company Interim Balance Sheet) or (iii) arising in the ordinary course (and not resulting from any breach) under any contracts, leases, permits and other commitments listed on Schedules hereto or under any contracts, leases, permits and other commitments of the Company or TAC not listed on Schedules hereto solely because they are not required to be so listed.  No Person (including Ted Beneski) is entitled to any payment of any kind whatsoever as a result of actions taken by the Company or TAC (or any employee, officer or director of the Company or TAC) as a result of this Agreement, the CMG Agreement, the Settlement Agreements or the transactions contemplated hereby and thereby except as expressly provided in such Agreements.

Section 2.11           Absence of Certain Changes or Events.

Since December 31, 2002, except as disclosed on Schedule 2.11, there has not been any:

(a)                                  Company Material Adverse Effect;

(b)                                 (i)  payment by the Company or TAC to Carlyle, Carlyle Management Group or any other officers, directors, employees, agents, principals, investors or stockholders of Carlyle or Carlyle Management Group except for management fees paid to Carlyle Management Group not in excess of $500,000 per month, (ii) increase in the compensation payable or to become payable by either the Company or TAC to any of their respective officers, employees, consultants or agents (collectively, “Personnel”), (iii) bonus, incentive compensation, service award or other like benefit granted, made or accrued (other than accruals under the plans set forth on Schedule 2.18) or agreed to be granted, made or accrued, contingently or otherwise, for or to the credit of any of the Personnel, (iv)  employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by either the Company or TAC for any Personnel (other than payments pursuant to routine benefits claims under the plans set forth on Schedule 2.18) or (v) new employment, severance, change in control or other similar agreement made or agreed to be made to which either the Company or TAC is a party or by which it is or has agreed to be bound;

(c)                                  adoption of, addition to or modification of any employee benefit plan, arrangement or practice affecting Personnel other than (i) contributions made for 2003 in accordance with the normal practices of either the Company or TAC, (ii) the extension of coverage to other Personnel who became eligible in accordance with customary practice after December 31, 2002 or (iii) as required by applicable law;

(d)                                 sale, assignment or transfer of any assets of either the Company or TAC other than in the ordinary course of business;

(e)                                  cancellation of any Indebtedness or waiver of any rights of substantial value to either the Company or TAC, whether or not in the ordinary course of business;

(f)                                    amendment, cancellation or termination of any Contract, license or other instrument material to either the Company or TAC;

(g)                                 capital expenditure or the execution of any lease or any incurring of liability therefor by either the Company or TAC, involving payments in excess of $1,000,000 in the aggregate;

(h)                                 failure to operate the business of the Company or TAC in the ordinary course so as to use reasonable efforts to preserve the business intact, to keep available the services of the Personnel, and to preserve the goodwill of each of their suppliers, customers and others having business relations with them;

(i)                                     change in accounting methods or practices by either the Company or TAC;

(j)                                     revaluation by either the Company or TAC of any of their respective assets, including without limitation, writing off notes or accounts receivable;

(k)                                  damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties, business or prospects of either the Company or TAC in any material respects;

(l)                                     any Indebtedness incurred by either the Company or TAC for borrowed money or any commitment to borrow money entered into by either the Company or TAC, or any loans made or agreed to be made by either the Company or TAC; or

(m)                               Contracts to do any of the foregoing.

Section 2.12           Contracts; No Defaults.

(a)                                  Schedule 2.12 contains a list, dated as of the date hereof, of all Contracts described in (i) through (xv) below to which Company or TAC is a party.  True, correct and complete copies of Contracts referred to in clauses (i)-(xv) below have been delivered, or made available, to Vought and its agents and representatives.

(i)                                     Each Contract which involves performance of services or delivery of goods and/or materials, by or to either the Company or TAC of an amount or value in excess of $1,000,000 annually or $5,000,000 in the aggregate;

(ii)                                  Each note, debenture, other evidence of indebtedness, guarantee, loan, letter of credit, surety-bond or financing agreement or instrument or other contract for money borrowed, including any agreement or commitment for future loans, credit or financing;

(iii)                               Each lease or rental agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any material personal property;

(iv)                              Each material licensing agreement or other Contract with respect to Intellectual Property (but not including licenses for any commercially available “shrink wrap” software), including the form of agreement with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of Intellectual Property (from which there has been no material deviation);

(v)                                 Each Contract to which the Company or TAC is bound or the form of agreement by which any Personnel of the Company or TAC is bound which in any manner purports to (A) restrict such Person’s freedom to engage in any line of business or to compete with any other Person, or (B) assign to any other Person its rights to any invention, improvement, or discovery;

(vi)                              Each employment agreement, consulting agreement, collective bargaining agreement or other Contract to or with any Personnel or any labor union or other employee representative of a group of employees relating to wages, hours, and other conditions of employment, including without limitation, any change in control agreement, retention agreement, severance, bonus plans and agreements as well as option and other equity plans that provide for payments, benefits or acceleration of rights in connection with a change in control or, to the extent not covered by the foregoing, any other oral or written arrangements pursuant to which employees or former employees have been promised any payments or other benefits other than ordinary course salary in connection with their employment by the Company or TAC;

(vii)                           Each joint venture agreement, partnership agreement, limited liability company, teaming agreement or other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company or TAC with any other Person;

(viii)                        Each Contract containing covenants which in any way purport to restrict the business activity of the Company or TAC or purport to limit the freedom of the Company or TAC to engage in any line of business or to compete with any Person;

(ix)                                Each Contract providing for payments to or by any Person or entity based on sales, purchases or profits, other than direct payments for goods;

(x)                                   Each power of attorney which is currently effective and outstanding other than those given to customs brokers;

(xi)                                Each Contract requiring capital expenditures after the date hereof in an amount in excess of $1,000,000 annually or $5,000,000 in the aggregate;

(xii)                             Each written warranty, guaranty, indemnity or other similar undertaking with respect to contractual performance extended by either the Company or TAC other than in the ordinary course of business;

(xiii)                          Any other Contract material to the business or operations of the Company or TAC; and

(xiv)                         All TAC Government Contracts.

(b)                                 Except as set forth on Schedule 2.12, all of the Contracts listed pursuant to paragraph (a) hereof represent the legal, valid and binding obligations of the

Company or TAC and are enforceable against either the Company or TAC in accordance with their terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and, to the Knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto and are enforceable against such parties in accordance with their terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.  Except as set forth on Schedule 2.12, to the Knowledge of the Company, no condition exists or event has occurred which, with notice or lapse of time or both, would constitute a default or a basis for force majeure or the claim of excusable delay or nonperformance under such Contracts.

(c)                                  Except as set forth on Schedule 2.12, there are no renegotiations of, or, to the Knowledge of the Company, attempts to renegotiate, or outstanding rights to renegotiate, any material amounts paid or payable to either the Company or TAC under current or completed Contracts, with any Person or entity having the contractual or statutory right to demand or require such renegotiation.  Neither the Company nor TAC has received any written demand for such renegotiation in respect of any such Contract from any Person or entity having the contractual or statutory right to demand or require such renegotiation.  Except as set forth on Schedule 2.12, no customer or government contracting officer having the contractual or statutory right to demand or require renegotiation has asserted in writing that any material adjustments are required to the terms of any Contracts.

(d)                                 Except as set forth on Schedule 2.12, to the Knowledge of the Company, neither the Company nor TAC has committed any act or omission which would result in, and there has been no occurrence which would give rise to, any material product liability or liability for breach of warranty on the part of either the Company or TAC.

Section 2.13           Government Contracts.

(a)                                  Except as set forth on Schedule 2.13, there is no suit or investigation pending or, to the Knowledge of the Company, threatened against the Company or TAC asserting or alleging the commission of criminal acts, bribery, or civil acts for which a fine or other penalty may be applied, by the Company or TAC with respect to any Contract between either the Company or TAC and a Governmental Entity, or any Contract between a third party and a Governmental Entity under which the Company or TAC is a subcontractor for such third party (a “TAC Government Contract”).  Neither the Company nor TAC has been debarred or suspended from participation in the award of contracts with a Governmental Entity (it being understood that debarment and suspension does not include ineligibility to bid for certain Contracts due to generally applicable bidding requirements).  Except as set forth on Schedule 2.13, each of the Company and TAC is, and at all times since January 1, 2000 has been, in material compliance with all applicable laws, rules and regulations relating to any TAC Government Contract.  Since September 6, 1996, neither the Company nor TAC has received notice of any kind from a Governmental Entity alleging any violation, criminal or civil, or notifying either the Company or TAC of any investigation of a possible violation, of any applicable law, rule, or regulation by either the Company or TAC or any act for which either the Company or TAC could be debarred or suspended from contracting with any Governmental

Entity, or prohibiting or seeking to prohibit either the Company or TAC from conducting, or restricting or seeking to restrict either the ability of the Company or TAC to conduct, all or any part of their respective business or operations or from contracting with any Governmental Entity.  No payment has been made by either the Company or TAC, or, to the Knowledge of the Company, by any Person acting on its or their behalf, to any Person in connection with any TAC Government Contract in violation of applicable procurement laws or regulations or in violation of (or requiring disclosure pursuant to) the Foreign Corrupt Practices Act.  Except as disclosed on Schedule 2.13, neither the Company nor TAC has received notice from any Governmental Entity that the cost accounting and procurement systems maintained by each of the Company and TAC with respect to TAC Government Contracts are not in material compliance with all applicable laws and regulations.

(b)                                 With respect to each TAC Government Contract, except as set forth on Schedule 2.13, (i) the Company and TAC have complied in all material respects with all terms and conditions of such TAC Government Contract, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein; (ii) the Company and TAC have complied in all material respects with all requirements of applicable laws pertaining to such TAC Government Contract; (iii) to the Knowledge of the Company, all representations and certifications executed, acknowledged or set forth in or pertaining to such TAC Government Contract were complete and correct in all material respects as of their effective date, and, to the Knowledge of the Company, the Company and TAC have complied with all such representations and certifications; and (iv) no written termination for convenience, termination for default, cure notice or show cause notice is in effect as of the date hereof pertaining to any TAC Government Contract.

Section 2.14           Machinery and Equipment and Other Property.

Except as set forth on Schedule 2.14, either the Company or TAC owns and has good and marketable title to the machinery, equipment, tools, spare parts, furniture and automobiles reflected on the books of either the Company or TAC as owned by either the Company or TAC, free and clear of all Liens other than Permitted Liens.  Except with respect to Intellectual Property which is addressed in Section 2.15, each of the Company and TAC owns, or, in the case of leases and licenses, has valid and subsisting leasehold interests or licenses in, all of the material personal properties and assets (whether tangible or intangible), sufficient for the conduct of its business as presently conducted or required under current Contracts, in each case free and clear of any Liens other than Permitted Liens.

Section 2.15           Intellectual Property.

Schedule 2.15 lists each patent, registered and unregistered trademark, service mark, trade dress, logo, trade name, copyright, mask work and registration or application for any of the foregoing owned by either the Company or TAC.  Each of the Company and TAC own or have the right to use pursuant to a valid license, sublicense, agreement or permission all items of Intellectual Property sufficient for the operation of the business of the Company and TAC as presently conducted.  Except as set forth on Schedule 2.15, either the Company or TAC has good title to each item of Intellectual Property owned by it, free and clear of any Liens other than Permitted Liens, and no other Person has the right to use any such owned Intellectual Property other than pursuant to the Contracts listed on Schedule 2.12.  Except as set forth on Schedule 2.15, each of the Company’s and TAC’s use of owned or licensed Intellectual Property and other trade rights, trade secrets, designs, plans, specifications and other proprietary rights, whether or not registered, is not, to the Knowledge of the Company, infringing upon or otherwise violating the rights of any third party in or to such rights and no claims have been asserted by any Person against either the Company or TAC with respect to the use of any Intellectual Property used by either the Company or TAC challenging or questioning the validity or effectiveness of such use or any such right, license or agreements and no Person has a right to a royalty or similar payment, or has any other rights, in respect of any such rights.  Except as set forth on Schedule 2.15, neither the Company nor TAC, or to the Knowledge of the Company, the other party or parties thereto, is in breach of any license or sublicense with respect to any item of Intellectual Property.  No third party has notified the Company or TAC that it is claiming any ownership of, or right to use, any of the Intellectual Property owned by the Company or TAC, and to the Knowledge of the Company, no third party has been or is presently infringing on any Intellectual Property relating to assets of the Company or TAC.

Section 2.16           Real Property.

(a)                                  Owned Real Property.  Schedule 2.16(a) hereto sets forth all real property owned by the Company or TAC.  With respect to each real property owned by the Company or TAC, except as set forth on Schedule 2.16(a), (i) the Company or TAC has good and marketable fee simple title to such real property, free and clear of any and all Liens other than Permitted Liens, (ii) there are no leases, subleases, licenses, options, rights, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of such real property, (iii) there are no outstanding options or rights of first refusal in favor of any other party to purchase any such real property or any portion thereof or interest therein, (iv) there are no parties who are in possession of or who are using any such real property or any portion thereof whose possession or use could reasonably be expected to impede the Company’s or TAC’s ability to use, transfer or sell such real property as the Company or TAC wishes, (v) each such real property is supplied with utilities necessary for operations and abuts on or has direct, permanent vehicular access to a public road and (vi) there is no pending or, to the Knowledge of the Company, threatened condemnation proceeding relating to such real property.  Neither the Company nor TAC holds any option, right of first refusal or similar right to purchase any additional real property or any portion thereof or interest therein.  The Company or TAC has delivered, or made available, to Vought, true and correct copies of all title reports, title policies and surveys with respect to the real properties described on Schedule 2.16(a).  All of the owned real properties and improvements thereon, as well as the use thereof, comply with applicable zoning laws and the Company and TAC are not nonconforming uses pursuant to any of such laws.

(b)                                 Leased Real Property.  Schedule 2.16(b) sets forth all leases pursuant to which real property is leased by the Company or TAC (as lessee), true and correct copies of which have been delivered, or made available, to Vought.  Each of the Company or TAC, as applicable, has good and valid leasehold title to, and enjoys peaceful and undisturbed possession of, all real leased property described in such leases (the “TAC Leased Property”), to which it is a party free and clear of any and all Liens other than any Permitted Liens which would not permit the termination of the lease therefor by the lessor.  Except as set forth on

Schedule 2.16(b), with respect to each such parcel of TAC Leased Property, (i) there are no pending or, to the Knowledge of the Company, threatened suits, actions, litigation (including, without limitation condemnation proceedings or any other matter affecting the current or currently proposed use, occupancy or value) relating to such TAC Leased Property or any portion thereof, (ii) none of the Company or TAC, or, to the Knowledge of the Company, any third party has entered into any sublease, license, option, right, concession or other agreement or arrangement, written or oral, granting to any person the right to use or occupy such TAC Leased Property or any portion thereof or interest therein (except for such parties whose possession or use of such TAC Leased Property could not reasonably be expected to impede the Company’s or TAC’s ability to use or transfer such TAC Leased Property as the Company or TAC wishes) and (iii) neither the Company nor TAC has received written notice of any pending or threatened special assessment relating to such TAC Leased Property and, to the Knowledge of the Company, there is no pending or threatened special assessment relating thereto.  Each TAC Leased Property is supplied with utilities sufficient for the operation of such TAC Leased Property and abuts on or has direct, permanent vehicular access to a public road.

Section 2.17           Litigation and Proceedings.

Except as set forth on Schedule 2.17, (a) there are no lawsuits, actions, suits, claims, litigation or other proceedings at law or in equity pending against the Company or TAC by or before any court, Governmental Entity or arbitrator, (b) to the Knowledge of the Company, no such lawsuits, actions, suits, claims, litigations or proceedings are threatened, (c) no investigations (including, without limitation, investigations by any Governmental Entity involving any Government Contract wherein a claim for improper charges was made), or before or by any court or Governmental Entity or before any arbitrator are pending and (d) to the Knowledge of the Company, no lawsuits, actions, suits, claims, litigations or proceedings are pending, threatened or anticipated against any third party (including, without limitation, any third party to whom the Company or TAC is a subcontractor under any Government Contract) which could reasonably be expected to have a material adverse effect on the Company or TAC.  Except as set forth on Schedule 2.17, there is no unsatisfied judgment, order, injunction or decree binding upon either the Company or TAC.

Section 2.18           Employee Benefit Plans.

(a)                                  Definitions.  The following terms, when used in this Section 2.18, shall have the following meanings.  Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

(i)                                     Benefit Arrangement.  “TAC Benefit Arrangement” means any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers’ compensation, disability benefits, fringe benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including without limitation any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, restricted stock, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not a TAC Welfare Plan, TAC Pension Plan or TAC Multiemployer Plan, and (B) is or was, within the past six (6) years, entered into, maintained, contributed to or required to be contributed to, as the case may be, by either the Company or TAC or with respect to which either the Company or TAC may incur any liability.

(ii)                                  Employee Plans.  “TAC Employee Plans” means all Benefit Arrangements, TAC Multiemployer Plans, TAC Pension Plans and TAC Welfare Plans.

(iii)                               ERISA.  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iv)                              Multiemployer Plan.  “TAC Multiemployer Plan” means any “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, which is now or was within the past six years, maintained, administered, contributed to or required to be contributed to by the Company or TAC, or under which any such entity may incur any liability.

(v)                                 PBGC.  “PBGC” means the Pension Benefit Guaranty Corporation.

(vi)                              Pension Plan.  “TAC Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a TAC Multiemployer Plan) which is now or was within the past six years, maintained, administered, contributed to or required to be contributed to by the Company or TAC, or under which any such entity may incur any liability.

(vii)                           Welfare Plan.  “TAC Welfare Plan” means any “employee welfare benefit plan” as defined in Section 3(1) of ERISA, which is now or was within the past six years, maintained, administered, contributed to or required to be contributed to by the Company or TAC, or under which any such entity may incur any liability.

(b)                                 Disclosure; Delivery of Copies of Relevant Documents and Other Information.  Schedule 2.18 contains a complete list of all TAC Employee Plans.  Each of the Company and TAC has delivered, or made available, pursuant to this Agreement a true and complete set of copies of (i) all TAC Employee Plans and related trust agreements, annuity contracts or other funding instruments as in effect immediately prior to the Closing Date, together with all amendments thereto which are effective or which shall become effective at a later date; (ii) the latest Internal Revenue Service determination letter obtained with respect to any such TAC Employee Plan qualified or exempt under Section 401 or 501 of the Code; (iii) Forms 5500 and certified financial statements for the most recently completed fiscal year for each TAC Employee Plan required to file such form, together with the most recent actuarial report, if any, prepared by the TAC Employee Plan’s enrolled actuary; (iv) the most recent summary plan descriptions for each TAC Employee Plan required to prepare, file and distribute summary plan descriptions; and (v) the most recent summaries furnished employees, officers and directors of each of the Company and TAC of all incentive compensation, other plans and fringe benefits for which a summary plan description is not required.

(c)                                  Representations.

Except as set forth on Schedule 2.18:

(i)                                     TAC Pension Plans.

(A)                              No “accumulated funding deficiency” (for which an excise tax is due or would be due in the absence of a waiver) as defined in Section 412 of the Code or as defined in Section 302(a)(2) of ERISA, whichever may apply, has been incurred with respect to any TAC Pension Plan with respect to any plan year, whether or not waived.  Neither the Company nor TAC has failed to pay when due any “required installment”, within the meaning of Section 412(m) of the Code and Section 302(e) of ERISA, whichever may apply, with respect to any TAC Pension Plan.  Neither the Company nor TAC is subject to any lien imposed under Section 412(n) of the Code or Section 302(f) or 4068 of ERISA, whichever may apply, with respect to any TAC Pension Plan.  Neither the Company nor TAC has any liability for unpaid contributions with respect to any TAC Pension Plan.  The funding method used in connection with each TAC Pension Plan which is subject to the minimum funding requirements of ERISA is acceptable and the actuarial assumptions used in connection with funding each such plan are reasonable.  As of the last day of the last plan year of each TAC Pension Plan, the projected benefit obligation of all benefit liabilities, whether or not vested, under such TAC Pension Plan (determined in accordance with Financial Accounting Standards Board Statements 87 and 132, using the actuarial assumptions set forth in the Company Audited Financial Statements (including the notes thereto) for such year), did not exceed the fair value of the assets of such TAC Pension Plan as of such date.

(B)                                Neither the Company nor TAC is required to provide security to a TAC Pension Plan under Section 401(a)(29) of the Code.

(C)                                Each TAC Pension Plan and each related trust agreement, annuity contract or other funding instrument has been determined by the Internal Revenue Service to be qualified and tax-exempt under the provisions of Code Sections 401(a) and 501(a).

(D)                               Each TAC Pension Plan and each related trust agreement, annuity contract or other funding instrument is in material compliance with its terms and, both as to form and in operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plans, including, without limitation, ERISA and the Code.

(E)                                 Each of the Company and TAC has paid all premiums (and interest charges and penalties for late payment, if applicable) due the PBGC with respect to each TAC Pension Plan for each plan year thereof for which such premiums are required.  Neither the Company nor TAC has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction which, to the Knowledge of the Company, is described in Section 4069 of ERISA.  There has been no “reportable event” (as defined in Section 4043(b) of ERISA and the PBGC regulations under such Section) requiring notice to the PBGC with respect to any TAC Pension Plan.  No filing has been made by either the Company or TAC with the PBGC, and no proceeding has been commenced by the PBGC, to terminate any TAC Pension Plan.  No condition exists and no event has occurred that could constitute grounds for the termination of any TAC Pension Plan by the PBGC, or which could reasonably be expected to result in liability of either the Company or TAC to the PBGC with respect to any TAC Pension Plan, other than liabilities for premium payments.  Neither the Company nor TAC has, at any time, (1) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, (2) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, or (3) ceased making contributions on or before the Closing Date to any Pension Plan subject to Section 4064(a) of ERISA to which either the Company or TAC made contributions during the six years prior to the Closing Date.

(ii)                                  TAC Multiemployer Plans.  There are no TAC Multiemployer Plans, and neither the Company nor TAC has ever agreed to participate in a “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.

(iii)                               TAC Welfare Plans.

(A)                              Each TAC Welfare Plan is in material compliance with its terms and, both as to form and operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such TAC Welfare Plan, including without limitation ERISA and the Code.

(B)                                An estimate of the liabilities of each of the Company and TAC for providing retiree life and medical benefits coverage to active and retired employees of each of the Company and TAC has been made and is reflected on the appropriate balance sheet and books and records according to Statement of Financial Accounting Standards No. 106.  Each of the Company and TAC has the right to modify and to terminate TAC Welfare Plans which cover retirees with respect to both retired and active employees.

(C)                                Each TAC Welfare Plan which is a “group health plan,” as defined in Section 607(1) of ERISA, has at all times been operated in material compliance with the provisions of Part 6 of Title I, Subtitle B of ERISA and Section 4980B of the Code and the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.  No TAC Employee Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code.

(iv)                              TAC Benefit Arrangements.  Each TAC Benefit Arrangement is in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such TAC Benefit Arrangement, including without limitation the Code.

(v)                                 Fiduciary Duties and Prohibited Transactions.  To the Knowledge of the Company, neither the Company nor TAC nor any of their respective Subsidiaries has any liability with respect to any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code with respect to any TAC Welfare Plan or TAC Pension Plan.  Neither the Company nor TAC nor any of their respective Subsidiary has knowingly participated in a violation of Part 4 of Title I,

Subtitle B of ERISA by any plan fiduciary of any Welfare Plan or Pension Plan or has any unpaid civil penalty under Section 502(l) of ERISA.

(vi)                              Litigation.  There is no material action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitral action, governmental audit or investigation relating to or seeking benefits under any TAC Employee Plan that is pending, or, to the Knowledge of the Company, threatened or anticipated against either the Company, TAC or any TAC Employee Plan other than routine claims for benefits.

(vii)                           Unpaid Contributions.  Neither the Company nor TAC has any liability for unpaid contributions with respect to any TAC Pension Plan, TAC Multiemployer Plan or TAC Welfare Plan.  Each of the Company and TAC has made all required contributions under each TAC Employee Plan for all periods through and including the Closing Date or proper accruals have been made and are reflected on the appropriate balance sheet and books and records.

(viii)                        No payment made as a direct consequence of the consummation of the transactions contemplated by this Agreement, the Settlement Agreements, or to the Knowledge of the Company, the CMG Agreement, to any Person who constitutes a “disqualified individual” within the meaning of Section 280G(c) of the Code with respect to the Company or TAC (“TAC Recipients”) pursuant to any employment contract, severance agreement or other arrangement (“TAC Golden Parachute Payment”), will be nondeductible to the Company or TAC because of the applicability of Section 280G of the Code to the TAC Golden Parachute Payment, nor will the Company or TAC be required to “gross up” or otherwise compensate any TAC Recipient because of the imposition of any excise tax (including any interest or penalties related thereto) on the TAC Recipient because of the applicability of Sections 280G and 4999 of the Code.

(ix)                                Neither the execution and delivery of this Agreement or other related agreements by the Company or TAC nor the consummation of the transactions contemplated hereby or thereby will result in the acceleration or creation of any rights of any person to benefits under any TAC Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any TAC Pension Plan, or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

(x)                                   Excise Taxes.  No excise tax could be imposed upon the Company or TAC under Chapter 43 of the Code.

(xi)                                Foreign Plans.  Neither the Company nor TAC nor any of their Subsidiaries maintains, sponsors, contributes to or has any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non-resident aliens with no U.S. source income outside of the United States.

(xii)                             Section 420 Transfers

(A)                              Schedule 2.18(c)(xii) sets forth a true, complete and accurate description of any and all transfers of “excess pension assets” (within the meaning of Section 420 of the Code) from any defined benefit plan (other than a TAC Multiemployer Plan) of the Company or TAC to a health benefits account which is part of such plan, which transfers are intended to comply with Section 420 of the Code (each, a “Section 420 Transfer”).

(B)                                Each Section 420 Transfer was a “qualified transfer” (within the meaning of Section 420 of the Code) and was in all other respects effected in a manner that complies with Section 420 of the Code and the regulations thereunder.

(C)                                Subsequent to any Section 420 Transfer, no action has been taken, no condition exists and no event has occurred that could cause a Section 420 Transfer to fail to satisfy the requirements of Section 420 of the Code and the regulations thereunder, including, without limitation, (1) the use requirements of Section 420(c)(1) of the Code, (2) the vesting requirements of Section 420(c)(2) of the Code, or (3) the minimum cost requirements of Section 420(c)(3) of the Code (including, without limitation, the rules set forth in Treasury Regulations section 1.420-1).

(xiii)                          Tax-Favored Treatment.  Each TAC Employee Plan intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements and has met such requirements from its adoption to date.

Section 2.19           Labor and Employee Relations.

The Contracts listed on Schedule 2.12 include all collective bargaining agreements to which either the Company or TAC is a party.  The Contracts listed on Schedule 2.12 also include all written employment or severance agreements to which either the Company or TAC is a party with respect to any Personnel or former Personnel.  The Company or TAC has delivered, or made available, true, correct and complete copies of each such Contract, as amended to date.  Neither the Company nor TAC nor, to the Knowledge of the Company, the other party or parties thereto, is in breach of any material term of any such Contract.  No collective bargaining agreement or other Contract with employees or any labor organization contains any terms which directly or indirectly would have the effect of prohibiting, delaying or placing any conditions on this Agreement, the consummation of the Merger or any other transactions contemplated by this Agreement.  Except as set forth on Schedule 2.19, neither the Company nor TAC has engaged in any unfair labor practice and there are no complaints against either the Company or TAC pending before the National Labor Relations Board or any similar state or local labor agency by or on behalf of any employee of either the Company or TAC.  Except as disclosed on Schedule 2.19, there are no material representation questions, arbitration proceedings, labor strikes, slow downs or stoppages, grievances or other labor disputes pending or, to the Knowledge of the Company, threatened with respect to the employees of the Company or TAC.  Since January 1, 2000, neither the Company nor TAC has experienced any attempt by organized labor to cause either the Company or TAC to comply or conform to demands of organized labor relating to their respective employees.  Except as set forth on Schedule 2.19 or Schedule 2.12, neither the Company nor TAC has entered into any severance or similar arrangement in respect of any present employee of the Company or TAC that will result in any obligation (absolute or contingent) of the Surviving Corporation, the Company or TAC to make any payment to any present employee of either the Company or TAC following termination of employment.  Except as disclosed on Schedule 2.19, each of the Company and TAC have complied in all material respects with all laws, rules and regulations relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closings (hereinafter collectively referred to as the “Employment Laws”).  Neither the Company nor TAC is liable for the payment of material taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Employment Laws.

Section 2.20                                Legal Compliance.

Except with respect to (i) matters set forth on Schedule 2.17, (ii) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 2.21), and (iii) compliance with laws applicable to TAC Government Contracts (as to which certain representations and warranties are made pursuant to Section 2.13), each of the Company and TAC is in compliance in all material respects and at all times during the last three years have been in compliance in all material respects with all laws (including rules and regulations thereunder) of Governmental Entities applicable thereto, except as set forth on Schedule 2.20.

Section 2.21                                Environmental Matters.

Except as set forth on Schedule 2.21, (i) the Company and TAC are and at all times during the past three (3) years have been in compliance with all TAC Environmental Laws, except where such instances of noncompliance reasonably would not be expected to have a Company Material Adverse Effect, and (ii) to the Knowledge of the Company, neither the Company nor TAC has any material liability under any TAC Environmental Law.  To the Knowledge of the Company, all real property previously owned or leased by the Company or any of its Subsidiaries was, at all times during which such premises were occupied by the Company or one of its Subsidiaries, free from contamination from Hazardous Materials as a result of the conduct of either the Company or its Subsidiaries or any other party.  Except as set forth on Schedule 2.21, (i) no notices of any violation or alleged violation of, or any liability under, any TAC Environmental Law relating to the operations or properties of either the Company or its Subsidiaries have been received by either the Company or TAC from any Governmental Entity or third party claimant which are still pending or outstanding and (ii) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, claims, proceedings, administrative actions or investigations pending or, to the Knowledge of the Company or TAC threatened, alleging that the Company or TAC is in violation of any TAC Environmental Law, or that the Company or TAC is a party responsible for remedial action pursuant to any Environmental Law.  The Company and TAC have all permits, licenses and authorizations required under applicable TAC Environmental Laws for the operation of their business as currently conducted and, to the Knowledge of the Company, based on the manner in which the business of the Company and TAC is currently conducted, no modification or change to the operations of such business will be required upon renewal of any such permits, licenses or authorizations.  Schedule 2.21 contains a complete list of all material permits held by the Company or TAC that are required pursuant to applicable Environmental Laws.  Schedule 2.21 contains a complete list of all contractual provisions (the “TAC Contractual Indemnifications”)

pursuant to which the Company or TAC is indemnified by any third party for any violation of, or liability under, any TAC Environmental Law.  To the Knowledge of the Company and TAC,  neither the Company nor TAC has taken any action which would result in the early termination, or defenses against the applicability, of any TAC Contractual Indemnification.  The Company and TAC have delivered, or made available, to Vought true and complete copies of all environmental assessments, reports or similar analyses in their possession relating to properties owned or leased by the Company or TAC.  The representations and warranties contained in this Section 2.21 are the sole and exclusive representations and warranties of the Company and TAC relating to environmental matters contained in this Agreement.

Section 2.22                                Taxes.

Except as otherwise disclosed on Schedule 2.22:

(a)                                  All Tax Returns of each of the Company and TAC and of each consolidated or affiliated group which the Company and TAC have been a part, including those Tax Returns relating to the income, operations or assets of the Company and TAC and of each consolidated or affiliated group which the Company and TAC have been a part (collectively the “Company Tax Returns”), have been duly and timely filed and are correct and complete in all material respects.

(b)                                 All Taxes of the Company and TAC (each, a “Taxpayer”) and all Taxes that relate to the income, operations or assets of a Taxpayer have been timely paid and the Company Interim Balance Sheet reflects an adequate reserve for all Taxes payable by the Taxpayers through the date of such financial statements.

(c)                                  None of the Company Tax Returns relating to federal income taxes has been audited within the past five years and none of the Company Tax Returns is currently being audited by any taxing authority.

(d)                                 No assessment, audit or other proceeding by any taxing authority, court, or other Governmental Entity is proposed, pending, or, to the Knowledge of the Company or TAC, threatened with respect to the Taxes or Tax Returns of any Taxpayer.

(e)                                  Other than statutory extensions which result from filing Company Tax Returns by the extended due date, there are no outstanding agreements, waivers, or arrangements extending the statutory period of limitations applicable to any claim for or the period for the collection or assessment of Taxes for which a Taxpayer may be liable.

(f)                                    No consent to the application of Section 341(f)(2) of the Code (or any predecessor thereof) has been made or filed by or with respect to any Taxpayer or any of the assets and properties of any Taxpayer.  None of the assets and properties of any Taxpayer is an asset or property that Vought or any of its Affiliates is or will be required to treat as being (i) owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as amended, and in effect immediately before the enactment of the Tax Reform Act of 1986, or (ii) tax-exempt use property within the meaning of Section 168(h) of the Code.

(g)                                 None of the Taxpayers has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of any Taxpayer.  None of the Taxpayers has any application pending with any taxing authority requesting permission for any changes in any accounting method of any Taxpayer, and the Internal Revenue Service has not proposed any such adjustment or change in accounting method therefor.

(h)                                 Each Taxpayer has previously made available to Vought true, correct and complete copies of each of the United States federal, state, local and foreign income Tax Returns for each of the most recent three taxable years, filed by each Taxpayer or (insofar as such returns relate to any Taxpayer) filed by any affiliated or consolidated group of which any Taxpayer was then a member.

(i)                                     None of the Taxpayers has been or is in violation (or with notice or lapse of time or both, would be in material violation) of any applicable law relating to the payment of withholding of Taxes (including, without limitation, income, social security and employment tax withholding for all types of compensation, back-up withholding and withholding on payments to non-United States persons).  Each Taxpayer has duly and timely withheld from salaries, wages, other compensation and all other amounts and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

(j)                                     None of the Taxpayers is a party to, is bound by, or has any obligation under any Tax sharing agreement or similar agreement, and no such agreement shall be entered into at or prior to the Closing and after the Closing Date, no Taxpayer shall be a party to, bound by or have any obligation under any Tax allocation or sharing agreement or have any liability thereunder.

(k)                                  Except as disclosed on Schedule 2.2 or Schedule 2.6, no Taxpayer is a partner in any partnership or a member in any limited liability company.

(l)                                     None of the Taxpayers has taken any action, and none of the Taxpayers knows of any fact, agreement, plan or other circumstance, that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.  The Company shall not recognize any gain pursuant to Section 357(c) of the Code as a result of the Merger (assuming for purposes of this representation that the Merger qualifies as a reorganization under Section 368(a)(1)(D) of the Code).

Section 2.23           Customers and Suppliers.

Schedule 2.23 sets forth a true and correct list of the names and addresses of (a) the ten largest customers of the Company and TAC in terms of sales during each of the fiscal years ended December 31, 2000, December 31, 2001 and December 31, 2002, setting forth the total revenues for each such customer during each such period, and (b) the ten largest suppliers of the Company and TAC in terms of purchases during each of the fiscal years ended December 31, 2000, December 31, 2001 and December 31, 2002, setting forth the amount which the Company and its Subsidiaries paid to such suppliers during each such period.  Since the date of the

Company Audited Financial Statements, there has not been any adverse change in the business relationship of the Company or TAC with any customer or supplier named in Schedule 2.23.  Neither the Company nor TAC has received any notice from any customer or supplier named on Schedule 2.23 who has a contractual right or statutory right to demand or require such action of any intention to, or has any reason to believe that any such customer or supplier will, (i) return, terminate or materially reduce purchases from or supplies to the Company or TAC or (ii) in the case of such suppliers, refuse to provide supplies or services on the same terms and conditions as those used in its current sales or provision of services to the Company or TAC, subject only to general and customary price increases.

Section 2.24           Licenses, Permits and Authorizations.

Schedule 2.24 contains a list of all material licenses, approvals, consents, franchises and other permits (including without limitation, all facility security clearances) of or with any Governmental Entity, which are held by the Company or TAC.  All such licenses, franchises and other permits are in full force and effect and there are no proceedings pending or to the Knowledge of the Company or TAC, threatened that seek the revocation, cancellation, suspension or adverse modification thereof.  Such licenses, approvals, consents, franchises and permits constitute all of the material licenses, approvals, consents, franchises and permits necessary to permit each of the Company and TAC to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and TAC as currently conducted.  All required filings with respect to such licenses, approvals, consents, franchises and permits have been timely made and all required applications for renewal thereof have been timely filed.

Section 2.25           Books and Records.

The books of account, minute books, and stock record books of each of the Company and TAC all of which have been made available to Vought, are complete and correct in all material respects and have been maintained in accordance with ordinary business practices, including, but not limited to, the maintenance of a reasonable system of internal controls.  The minute books of the Company and TAC contain records of all meetings held of, and corporate action taken by, the stockholders and the Boards of Directors of each of the Company and TAC and no meetings of such stockholders or any such Board of Directors has been held at which any significant action was taken for which minutes have not been prepared and are not contained in such minute books.  At the Closing, all of those books and records will be in the possession of each of the Company and TAC.

Section 2.26           Insurance.

(a)                                  Schedule 2.26 contains an accurate and complete description of all policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by either the Company and TAC.  Copies of such insurance policies have been delivered, or made available, to Vought.  Except for as set forth on Schedule 2.26, neither the Company nor TAC is party to any Contract requiring the Company or TAC to obtain insurance coverage that is not covered by the policies listed on Schedule 2.26.

(b)                                 The Company and TAC maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and TAC (taking into account the cost and availability of such insurance).

(c)                                  Neither the Company nor TAC has received (i) any notice of cancellation of any policy described in paragraph (a) hereof or refusal of coverage thereunder, (ii) any notice that any issuer of such policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated, or (iii) any other notice that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder.

Section 2.27           Brokers’ Fees.

Except as set forth on Schedule 2.27, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of the Company and TAC.

Section 2.28           Transactions with Certain Persons.

Except as set forth on Schedule 2.28, no holder, direct or indirect, of the Company’s or TAC’s equity securities, no director, officer or sales representative of the Company or TAC, and no member of any such Person’s immediate family, and no Person controlled by any of the foregoing, is currently, or within the last two years has been, a party to any transaction with the Company or TAC.  In addition, no such Person has an interest in any Person that engages in competition with the Company or TAC with respect to any line of products or services of the Company or TAC in any market presently served by the Company or TAC (except for ownership of less than one percent of the outstanding capital stock of any corporation that is publicly traded on any recognized exchange or in the over-the-counter market).

Section 2.29           Full Disclosure.

No representation or warranty made by the Company or TAC in this Agreement contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements contained herein, in light of the circumstances under which they were made, not misleading.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF VOUGHT

Except as set forth in the disclosure schedules delivered by Vought to the Company on the date of the execution of this Agreement after review and approval by the Company (the “Vought Disclosure Schedule”) which identifies exceptions by specific Section references, Vought represents and warrants to each of the Company and TAC that:

Section 3.1             Corporate Organization.

Vought has been duly incorporated and is validly existing and in good standing under the DGCL and has the corporate power and authority to own and lease its properties and to conduct its business as it has been and is now being conducted.  The copies of the certificate of incorporation of Vought and its bylaws previously delivered, or made available, by Vought to the Company are true, correct and complete.  Vought is duly licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Vought Material Adverse Effect.  Each jurisdiction in which Vought is qualified to do business as a foreign corporation is listed on Schedule 3.1.  Vought is not in default under or in violation of any provision of its certificate of incorporation or bylaws, and such certificate of incorporation and bylaws will continue in effect without further amendment through the Effective Time.

Section 3.2             Subsidiaries of Vought.

Set forth on Schedule 3.2 is a complete and accurate list of all Subsidiaries of Vought.  Each Subsidiary of Vought has been duly formed and is validly existing under the laws of the jurisdiction of its formation and has the requisite power and authority to own or lease its properties and to conduct its business as it has been and is now conducted.  Each such Subsidiary of Vought is duly licensed or qualified and in good standing in each jurisdiction in which its ownership of its property or the character of its activities is such as to require such Subsidiary to be so licensed or qualified, except as such failures which would not individually or in the aggregate comprise a Vought Material Adverse Effect.  Set forth on Schedule 3.2 is a list of the jurisdictions of incorporation or organization of each such Subsidiary and a list of each other jurisdiction in which each such Subsidiary is licensed or qualified to transact business.  Except as set forth on Schedule 3.2, none of Vought or any of its Subsidiaries holds an Equity Interest in any other Person.

Section 3.3             Capitalization of Vought.

(a)                                  The authorized capital stock of Vought consists solely of 25,000,000 shares of Vought Common Stock, of which 17,897,565 shares are issued and outstanding and 1,241,100 shares are reserved for issuance under the Vought Stock Plan.  All of the issued and outstanding shares of Vought Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and are not subject to any preemptive rights.

(b)                                 Except as set forth on Schedule 3.3, Vought has not issued or granted any outstanding options, warrants, stock appreciation rights, phantom stock rights, calls, rights of first offer, rights of first refusal, tag along rights, drag along rights or other securities convertible into or exchangeable or exercisable for shares of the capital stock of Vought, any other commitments or agreements providing for the issuance of additional shares of the capital stock of Vought, the sale of treasury shares, or for the repurchase or redemption of shares of Vought’s capital stock, and there are no agreements of any kind which may obligate Vought to issue, purchase, register for sale, redeem or otherwise acquire any of its securities or interests.

There are no contracts under which Vought or any of its Subsidiaries is obligated to repurchase, redeem or otherwise acquire any capital stock of Vought or any of its Subsidiaries.  Except as set forth on Schedule 3.3, no capital stock of Vought or any Subsidiary is reserved for issuance.  Except as set forth on Schedule 3.3, there are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect of the purchase, sale or voting of the outstanding shares of the capital stock of Vought.

(c)                                  Set forth on Schedule 3.3 is a true, correct and complete list of the record holders of Vought Common Stock and all other securities of Vought (together with an identification of the number and type of securities owned by each such record holder).

Section 3.4             Stock Options.

(a)                                  1,241,100 shares of Vought Common Stock are subject to issuance upon the exercise of outstanding Vought Stock Options (whether vested or unvested) at an average exercise price of $10.00 per share.

(b)                                 The Vought Stock Options have been issued in accordance with the registration requirements of all applicable federal and state securities laws, or a valid exemption therefrom, and not issued in violation of any preemptive or other similar rights.  All Vought Stock Options have been validly issued and administered under the Vought Stock Plan in accordance with their terms and applicable law.  Except as set forth on Schedule 3.4(b), each outstanding Vought Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code does so qualify.

Section 3.5             Capitalization of Subsidiaries.

(a)                                  The authorized capital stock of Vought’s Subsidiaries is set forth on Schedule 3.5(a).  All of the equity interests of Vought’s Subsidiaries which are issued and outstanding, have been duly authorized and validly issued and are fully paid and non-assessable and are owned of record and beneficially by Vought or one or more of its Subsidiaries, free and clear of any Liens (except as set forth on Schedule 3.5(a)).

(b)                                 There are no outstanding options, warrants, stock appreciation rights, phantom stock rights, calls, rights of first offer, rights of first refusal, tag along rights, drag along rights or other securities convertible into or exercisable or exchangeable for any capital stock or other ownership interests or securities of any of Vought’s Subsidiaries, any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of the capital stock or equity interests of Vought’s Subsidiaries, or any agreements of any kind which may obligate any Subsidiary of Vought to issue, purchase, register for sale, redeem or otherwise acquire any of its securities or interests.  There are no contracts under which Vought or any of its Subsidiaries is obligated to repurchase, redeem or otherwise acquire any capital stock  or equity interests of Vought’s Subsidiaries.  No shares of capital stock or equity interests of any Subsidiary of Vought are reserved for issuance.  There are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect of the purchase, sale or voting of the outstanding shares of the capital stock or other equity interests of any of Vought’s Subsidiaries.

Section 3.6             Due Authorization.

Vought has the requisite corporate power and authority (subject to the approvals discussed below) to execute and deliver this Agreement and the Ancillary Agreements to which it is or will become a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements to which it is or will become a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of Vought in accordance with the DGCL, and except for the approval and adoption of this Agreement and the Vought Certificate Amendment by the requisite vote of holders of Vought Common Stock in accordance with the DGCL and Vought’s certificate of incorporation, no other corporate proceeding and no other stockholder vote on the part of Vought or its stockholders is necessary to authorize this Agreement or the Ancillary Agreements to which it is or will become a party.  The Board of Directors of Vought has recommended the approval and adoption of the Agreement and the transactions contemplated hereby by Vought’s stockholders.  This Agreement and each of the Ancillary Agreements to which it is or will become a party has been duly and validly executed and delivered by Vought, and constitutes a legal, valid and binding obligation of Vought, enforceable against Vought in accordance with its terms, subject to (i) the approval and adoption of this Agreement and the Vought Certificate Amendment by the requisite vote of holders of Vought Common Stock and (ii) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 3.7             No Conflict; Consents.

(a)                                  The execution and delivery of this Agreement by Vought and the consummation of the transactions contemplated hereby do not and will not violate any provision of, or result in the breach of the certificate of incorporation, bylaws or other organizational documents of Vought.  Except as set forth on Schedule 3.7(a), the execution and delivery of this Agreement and the Ancillary Agreements to which it is or will become a party by Vought and the consummation of the transactions contemplated hereby and thereby does not and will not, assuming that all consents, approvals, authorizations and other actions described in Section 3.7(b) have been obtained and all filings described in Section 3.7(b) have been made, (i) violate any material provision of, or result in the material breach of, any material applicable law, rule or regulation of any Governmental Entity except that no representation or warranty is hereby given with respect to federal and state securities laws, (ii) violate any material provision of, or result in the material breach of any material Contract (other than a Vought Government Contract) to which Vought is a party or by which Vought or any of its properties may be bound, (iii) violate any material provision of, or result in the material breach of, any Vought Government Contract, (iv) terminate or result in the termination of any such Contract, (v) result in the breach of any order, judgment or decree applicable to Vought, (vi) result in the creation of any Lien upon any of the properties or assets of Vought, (vii) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, acceleration, default, event of default, termination or creation of a Lien or (viii) result in a violation or revocation of any required license, permit or approval from any Governmental Entity or other third party.

(b)                                 No consent, waiver, agreement, approval, permit or authorization of, or declaration, filing, notice or registration to or with, or assignment by, any Governmental Entity or any non-governmental Person is required to be made or obtained by Vought in connection with the execution, delivery and performance of this Agreement and any Ancillary Agreement or the consummation of the transactions contemplated hereby and thereby, other than (i) filings required in connection with or in compliance with the provisions of the HSR Act, (ii) approval of stockholders of Vought in accordance with DGCL, (iii) filing and recordation of the Certificate of Merger, and (iv) those consents, waivers, agreements, approvals, permits, authorization, declarations, filings, notices, registrations or assignments set forth on Schedule 3.7(b).

Section 3.8             Financial Statements.

Vought has previously delivered to the Company the following financial statements (including, in the case of the financial statements referred to in paragraphs (a) below, any footnotes thereto), all of which are complete and accurate in all material respects, have been prepared from the books and records of Vought and its Subsidiaries, have been prepared in accordance with GAAP, and present fairly the consolidated financial position of Vought and its consolidated Subsidiaries at the dates stated in such financial statements and the results of their operations, cash flow and stockholders equity for the periods stated therein (subject, in the case of the financial statements referenced in paragraph (b), to the absence of footnotes and to normal year-end adjustments, the effect of which will not, individually or in the aggregate, be materially adverse to the business, operations or financial condition of Vought):

(a)                                  the audited consolidated balance sheets of Vought and its consolidated Subsidiaries as of December 31, 2002, December 31, 2001 and December 31, 2000 and the related audited consolidated statements of operations, stockholders’ equity and cash flows of Vought and its consolidated Subsidiaries for the years ended December 31, 2002, December 31, 2001 and December 31, 2000, together with the auditors’ report thereon (together, “Vought Audited Financial Statements”); and

(b)                                 the unaudited consolidated balance sheet of Vought and its consolidated Subsidiaries as of March 30, 2003 (the “Vought Interim Balance Sheet”) and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows of Vought and its consolidated Subsidiaries for the three-month period ended March 30, 2003.

Section 3.9             Undisclosed Liabilities.

Except as set forth on Schedule 3.9, to the Knowledge of Vought, Vought has no, and there exist no facts or circumstances that may give rise to, any liabilities or obligations (whether absolute or contingent, liquidated or unliquidated, or due or to become due) required under GAAP to be disclosed in Vought’s financial statements, except for liabilities and obligations (i) reflected or reserved for on the Vought Audited Financial Statements or the Vought Interim Balance Sheet, (ii) that have arisen since the date of the Vought Interim Balance Sheet in the ordinary course of the operation of business, consistent with past practice of Vought (all of which are current liabilities similar in type to those reflected on the Vought Audited Financial Statements or the Vought Interim Balance Sheet) or (iii) arising in the ordinary course (and not resulting from any breach) under any contracts, leases, permits and other commitments listed on Schedules hereto or under any contracts, leases, permits and other commitments of Vought not listed on Schedules hereto solely because they are not required to be so listed.

Section 3.10           Absence of Certain Changes or Events.

Since December 31, 2002, except as disclosed on Schedule 3.10, there has not been any:

(a)                                  Vought Material Adverse Effect;

(b)                                 (i)  payment by Vought to Carlyle or any other officers, directors, employees, agents, principals, investors or Stockholders of Carlyle except for management fees paid to Carlyle not in excess of $500,000 per quarter plus customary expenses reimbursed in the ordinary course of business, (ii) increase in the compensation payable or to become payable by Vought or its Subsidiaries to any of their respective Personnel, (iii) bonus, incentive compensation, service award or other like benefit granted, made or accrued (other than accruals under the plans set forth on Schedule 3.17), or agreed to be granted, made or accrued, contingently or otherwise, for or to the credit of any of the Personnel, (iv)  employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by Vought or any of its Subsidiaries for any Personnel (other than payments pursuant to routine benefits claims under the plans set forth on Schedule 3.17) or (v) new employment, severance, change in control or other similar agreement made or agreed to be made to which Vought or any of its Subsidiaries is a party or by which it is or has agreed to be bound;

(c)                                  adoption of, addition to or modification of any employee benefit plan, arrangement or practice affecting Personnel other than (i) contributions made for 2003 in accordance with the normal practices of Vought, (ii) the extension of coverage to other Personnel who became eligible in accordance with customary practice after December 31, 2002 or (iii) as required by law;

(d)                                 sale, assignment or transfer of any assets of Vought or its respective Subsidiaries other than in the ordinary course of business;

(e)                                  cancellation of any Indebtedness or waiver of any rights of substantial value to Vought or any of its Subsidiaries, whether or not in the ordinary course of business;

(f)                                    amendment, cancellation or termination of any Contract, license or other instrument material to either Vought or any of its Subsidiaries;

(g)                                 capital expenditure or the execution of any lease or any incurring of liability therefor by Vought, involving payments in excess of $3,000,000 in the aggregate;

(h)                                 failure to operate the business of Vought in the ordinary course so as to use reasonable efforts to preserve the business intact, to keep available the services of the Personnel, and to preserve the goodwill of Vought’s suppliers, customers and others having business relations with Vought or any of its Subsidiaries;

(i)                                     change in accounting methods or practices by Vought;

(j)                                     revaluation by Vought or any of its Subsidiaries of any of their respective assets, including without limitation, writing off notes or accounts receivable;

(k)                                  damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties, business or prospects of Vought or any of its Subsidiaries in any material respects;

(l)                                     any Indebtedness incurred by Vought for borrowed money or any commitment to borrow money entered into by Vought, or any loans made or agreed to be made by Vought; or

(m)                               Contracts to do any of the foregoing.

Section 3.11           Contracts; No Defaults.

(a)                                  Schedule 3.11 contains a list, dated as of the date hereof, of all Contracts described in (i) through (xiv) below to which Vought is a party.  True, correct and complete copies of Contracts referred to in clauses (i)-(xiv) below have been delivered, or made available, to the Company and its agents and representatives.

(i)                                     Each Contract which involves performance of services or delivery of goods and/or materials, by or to Vought of an amount or value in excess of $3,000,000 annually or $10,000,000 in the aggregate;

(ii)                                  Each note, debenture, other evidence of indebtedness, guarantee, loan, letter of credit, surety-bond or financing agreement or instrument or other contract for money borrowed, including any agreement or commitment for future loans, credit or financing;

(iii)                               Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or material personal property;

(iv)                              Each material licensing agreement or other Contract with respect to Intellectual Property (but not including licenses for any commercially available “shrink wrap” software), including the form of agreement with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of Intellectual Property (from which there has been no material deviation);

(v)                                 Each Contract to which Vought is bound or the form of agreement by which any Personnel of Vought is bound which in any manner purports to (A) restrict such Person’s freedom to engage in any line of business or to compete with any other Person, or (B) assign to any other Person its rights to any invention, improvement, or discovery;

(vi)                              Each collective bargaining agreement or other Contract to or with any labor union or other representative of a group of employees relating to wages, hours and other conditions of employment;

(vii)                           Each joint venture agreement, partnership agreement, limited liability company, teaming agreement or other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by Vought with any other Person;

(viii)                        Each Contract containing covenants which in any way purport to restrict Vought’s business activity or purport to limit the freedom of Vought to engage in any line of business or to compete with any Person;

(ix)                                Each Contract providing for payments to or by any Person or entity based on sales, purchases or profits, other than direct payments for goods;

(x)                                   Each Contract requiring capital expenditures after the date hereof in an amount in excess of $3,000,000 annually or $10,000,000 in the aggregate;

(xi)                                Each written warranty, guaranty, indemnity or other similar undertaking with respect to contractual performance extended by Vought other than in the ordinary course of business;

(xii)                             Any other Contract material to the business or operations of Vought; and

(xiii)                          All Vought Government Contracts.

(b)                                 All of the Contracts listed pursuant to paragraph (a) hereof represent the legal, valid and binding obligations of Vought and are enforceable against Vought in accordance with their terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and, to the Knowledge of Vought, represent the legal, valid and binding obligations of the other parties thereto and are enforceable against such parties in accordance with their terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.  To the Knowledge of Vought, no condition exists or event has occurred which, with notice or lapse of time or both, would constitute a default or a basis for force majeure or the claim of excusable delay or nonperformance under such Contracts.

(c)                                  There are no renegotiations of, or, to the Knowledge of Vought, attempts to renegotiate, or outstanding rights to renegotiate, any material amounts paid or payable to Vought under current or completed Contracts, with any Person or entity having the contractual or statutory right to demand or require such renegotiation.  Vought has not received any written demand for such renegotiation in respect of any such Contract from any Person or entity having the contractual or statutory right to demand or require such renegotiation.  No customer or government contracting officer having the contractual or statutory right to demand or require renegotiation has asserted in writing that any material adjustments are required to the terms of any Contracts.

(d)                                 Vought has not committed any act or omission which would result in, and there has been no occurrence which would give rise to, any material product liability or liability for breach of warranty on the part of Vought.

Section 3.12           Government Contracts.

(a)                                  Except as set forth on Schedule 3.12, there is no suit or investigation pending or, to the Knowledge of Vought, threatened against Vought or any of its Subsidiaries asserting or alleging the commission of criminal acts, bribery, or civil acts for which a fine or other penalty may be applied, by Vought or any of its Subsidiaries with respect to any Contract between Vought or any of its Subsidiaries and a Governmental Entity, or any Contract between a third party and a Governmental Entity under which Vought or any of its Subsidiaries is a subcontractor for such third party (a “Vought Government Contract”).  Neither Vought nor any of its Subsidiaries has been debarred or suspended from participation in the award of contracts with a Governmental Entity (it being understood that debarment and suspension does not include ineligibility to bid for certain contracts due to generally applicable bidding requirements).  Except as set forth on Schedule 3.12, each of Vought and its Subsidiaries is, and at all times since January 1, 2000 has been, in material compliance with all applicable laws, rules and regulations relating to any Vought Government Contract.  Since July 24, 2000, neither Vought nor any of its Subsidiaries has received notice of any kind from a Governmental Entity alleging any violation, criminal or civil, or notifying either Vought or any of its Subsidiaries of any investigation of a possible violation, of any applicable law, rule, or regulation by either Vought or any of its Subsidiaries or any act for which either Vought or any of its Subsidiaries could be debarred or suspended from contracting with any Governmental Entity, or prohibiting or seeking to prohibit either Vought or any of its Subsidiaries from conducting, or restricting or seeking to restrict either the ability of Vought or any of its Subsidiaries to conduct, all or any part of their respective business or operations or from contracting with any Governmental Entity.  No payment has been made by either Vought or any of its Subsidiaries, or, to the Knowledge of Vought, by any Person acting on its or their behalf, to any Person in connection with any Vought Government Contract in violation of applicable procurement laws or regulations or in violation of (or requiring disclosure pursuant to) the Foreign Corrupt Practices Act.  Except as disclosed on Schedule 3.12, neither Vought nor any of its Subsidiaries has received notice from any Governmental Entity that the cost accounting and procurement systems maintained by each of Vought and its Subsidiaries with respect to Vought Government Contracts are not in material compliance with all applicable laws and regulations.

(b)                                 With respect to each Vought Government Contract, except as set forth on Schedule 3.12, (i) Vought and its Subsidiaries have complied in all material respects with all terms and conditions of such Vought Government Contract, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein; (ii) Vought and its Subsidiaries have complied in all material respects with all requirements of applicable laws pertaining to such Vought Government Contract; (iii) to the Knowledge of Vought, all representations and certifications executed, acknowledged or set forth in or pertaining to such Vought Government Contract were complete and correct in all material respects as of their effective date, and, to the Knowledge of Vought, Vought and its Subsidiaries have complied with all such representations and certifications; and (iv) no termination for convenience, termination for default, cure notice or show cause notice is in effect as of the date hereof pertaining to any Vought Government Contract.

Section 3.13           Machinery and Equipment and Other Property.

Except as set forth on Schedule 3.13, either Vought or any its Subsidiaries own and have good and marketable title to the machinery, equipment, tools, spare parts, furniture and automobiles reflected on the books of either Vought or its Subsidiaries as owned by either Vought or its Subsidiaries, free and clear of all Liens other than Permitted Liens.  Except with respect to Intellectual Property which is addressed in Section 3.14, each of Vought and its Subsidiaries owns, or, in the case of leases and licenses, has valid and subsisting leasehold interests or licenses in, all of the material personal properties and assets (whether tangible or intangible), sufficient for the conduct of its business as presently conducted or required under current Contracts, in each case free and clear of any Liens other than Permitted Liens.

Section 3.14           Intellectual Property .

Schedule 3.14 lists the Intellectual Property owned by either Vought or its Subsidiaries.  Each of Vought and its Subsidiaries owns or has the right to use pursuant to a valid license, sublicense, agreement or permission all items of Intellectual Property sufficient for the operation of the business of Vought and its Subsidiaries, as presently conducted.  Except as set forth on Schedule 3.14, either Vought or its Subsidiaries have good title to each item of Intellectual Property owned by it, free and clear of any Liens other than Permitted Liens, and no other Person has the right to use any such owned Intellectual Property other than pursuant to the Contracts listed on Schedule 3.11.  Except as set forth on Schedule 3.14, each of Vought’s and its Subsidiaries’ use of owned or licensed Intellectual Property and other trade rights, trade secrets, designs, plans, specifications and other proprietary rights, whether or not registered, is not to the Knowledge of Vought infringing upon or otherwise violating the rights of any third party in or to such rights and no claims have been asserted by any Person against either Vought or its Subsidiaries with respect to the use of any Intellectual Property used by either Vought or its Subsidiaries challenging or questioning the validity or effectiveness of such use or any such right, license or agreements and no Person has a right to a royalty or similar payment, or has any other rights, in respect of any such rights.  Except as set forth on Schedule 3.14, neither Vought nor its Subsidiaries, or to the Knowledge of Vought, the other party or parties thereto, is in breach of any license or sublicense with respect to any item of Intellectual Property.  No third party has notified Vought or any of its Subsidiaries that it is claiming any ownership of or right to use any Intellectual Property owned by Vought or any of its Subsidairies, and to the Knowledge of Vought, no third party has been or is presently infringing on any Intellectual Property relating to assets of Vought or any of its Subsidiaries.

Section 3.15           Real Property.

(a)                                  Owned Real Property.  Schedule 3.15(a) hereto sets forth all real property owned by Vought or any of its Subsidiaries.  With respect to each real property owned by Vought or any of its Subsidiaries, except as set forth on Schedule 3.15(a), (i) Vought or its

Subsidiaries has good and marketable fee simple title to such real property, free and clear of any and all Liens other than Permitted Liens, (ii) there are no leases, subleases, licenses, options, rights, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of such real property, (iii) there are no outstanding options or rights of first refusal in favor of any other party to purchase any such real property or any portion thereof or interest therein, (iv) there are no parties who are in possession of or who are using any such real property or any portion thereof whose possession or use could reasonably be expected to impede Vought’s ability to use, transfer or sell such real property as Vought wishes, (v) each such real property is supplied with utilities necessary for operations and abuts on or has direct, permanent vehicular access to a public road and (vi) there is no pending or, to the Knowledge of Vought, threatened condemnation proceeding relating to such real property.  Neither Vought nor any of its Subsidiaries holds any option, right of first refusal or similar right to purchase any additional real property or any portion thereof or interest therein.  Vought has delivered, or made available, to the Company and TAC, true and correct copies of all title reports, title policies and surveys with respect to the real properties described on Schedule 3.15(a).  All of the owned real properties and improvements thereon, as well as the use thereof, comply with applicable zoning laws and Vought and its Subsidiaries are not nonconforming uses pursuant to any of such laws.

(b)                                 Leased Real Property.  Schedule 3.15(b) sets forth all leases pursuant to which real property is leased by Vought or any of its Subsidiaries (as lessee), true and correct copies of which have been delivered, or made available, to the Company and TAC.  Each of Vought and its Subsidiaries, as applicable, has good and valid leasehold title to, and enjoys peaceful and undisturbed possession of, all leased real property described in such leases (the “Vought Leased Property”), to which it is a party free and clear of any and all Liens other than any Permitted Liens which would not permit the termination of the lease therefor by the lessor.  With respect to each such parcel of Vought Leased Property, (i) there are no pending or, to the Knowledge of Vought, threatened suits, actions, litigation (including, without limitation condemnation proceedings or any other matter affecting the current or currently proposed use, occupancy or value) relating to such Vought Leased Property or any portion thereof, (ii) none of Vought or any of its Subsidiaries, or, to the Knowledge of Vought, any third party has entered into any sublease, license, option, right, concession or other agreement or arrangement, written or oral, granting to any person the right to use or occupy such Vought Leased Property or any portion thereof or interest therein (except for such parties whose possession or use of such Vought Leased Property could not reasonably be expected to impede Vought’s ability to use or transfer such Vought Leased Property as Vought wishes) and (iii) neither Vought nor any of its Subsidiaries has received written notice of any pending or threatened special assessment relating to such Vought Leased Property and, to the Knowledge of Vought, there is no pending or threatened special assessment relating thereto.  Each Vought Leased Property is supplied with utilities sufficient for the operation of such Vought Leased Property and abuts on or has direct, permanent vehicular access to a public road.

Section 3.16           Litigation and Proceedings.

  Except as set forth on Schedule 3.16, (a) there are no lawsuits, actions, suits, claims, litigation or other proceedings at law or in equity pending against Vought or any of its Subsidiaries by or before any court, Governmental Entity or arbitrator, (b) to the Knowledge of Vought, no such lawsuits, actions, suits, claims, litigations or proceedings are threatened, (c) no investigations (including, without limitation, investigations by any Governmental Entity involving any Government Contract wherein a claim for improper charges was made) before or by any court or Governmental Entity or arbitrator are pending, threatened or anticipated against Vought or any of its Subsidiaries, and (d) to the Knowledge of Vought, no lawsuits, actions, suits, claims, litigations or proceedings are pending, threatened or anticipated against any third party (including, without limitation, any third party to whom Vought or any of its Subsidiaries is a subcontractor under any Government Contract) which could reasonably be expected to have a material adverse effect on Vought or any of its Subsidiaries.  Except as set forth on Schedule 3.16, there is no unsatisfied judgment, order, injunction or decree binding upon Vought or any of its Subsidiaries.

Section 3.17           Employee Benefit Plans.

(a)                                  Definitions.  The following terms, when used in this Section 3.17, shall have the following meanings.  Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

(i)                                     Benefit Arrangement.  “Vought Benefit Arrangement” means any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers’ compensation, disability benefits, fringe benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including without limitation any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, restricted stock, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not a Vought Welfare Plan, Vought Pension Plan or Vought Multiemployer Plan, and (B) is or was, within the past six (6) years, entered into, maintained, contributed to or required to be contributed to, as the case may be, by either Vought or any of its Subsidiaries or with respect to which either Vought or any of its Subsidiaries may incur any liability.

(ii)                                  Employee Plans.  “Vought Employee Plans” means all Vought Benefit Arrangements, Vought Multiemployer Plans, Vought Pension Plans and Vought Welfare Plans.

(iii)                               ERISA.  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iv)                              Multiemployer Plan.  “Vought Multiemployer Plan” means any “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, which is now or was within the past six years, maintained, administered, contributed to or required to be contributed to by Vought or any of its Subsidiaries, or under which any such entity may incur any liability.

(v)                                 PBGC.  “PBGC” means the Pension Benefit Guaranty Corporation.

(vi)                              Pension Plan.  “Vought Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Vought Multiemployer Plan) which is now or was within the past six years, maintained, administered, contributed to or required to be contributed to by Vought or any of its Subsidiaries, or under which any such entity may incur any liability.

(vii)                           Welfare Plan.  “Vought Welfare Plan” means any “employee welfare benefit plan” as defined in Section 3(1) of ERISA, which is now or was within the past six years, maintained, administered, contributed to or required to be contributed to by Vought or any of its Subsidiaries, or under which any such entity may incur any liability.

(b)                                 Disclosure; Delivery of Copies of Relevant Documents and Other Information.  Schedule 3.17 contains a complete list of all Vought Employee Plans of Vought and its Subsidiaries.  Vought has delivered, or made available, pursuant to this Agreement a true and complete set of copies of (i) all Vought Employee Plans of Vought and its Subsidiaries and related trust agreements, annuity contracts or other funding instruments as in effect immediately prior to the Closing Date, together with all amendments thereto which are effective or which shall become effective at a later date; (ii) the latest Internal Revenue Service determination letter obtained with respect to any such Vought Employee Plan of Vought and its Subsidiaries qualified or exempt under Section 401 or 501 of the Code; (iii) Forms 5500 and certified financial statements for the most recently completed fiscal year for each Vought Employee Plan of Vought and its Subsidiaries required to file such form, together with the most recent actuarial report, if any, prepared by the Vought Employee Plan’s enrolled actuary; (iv) the most recent summary plan descriptions for each Vought Employee Plan of Vought and its Subsidiaries required to prepare, file and distribute summary plan descriptions; and (v) the most recent summaries furnished employees, officers and directors of each of Vought and its Subsidiaries of all incentive compensation, other plans and fringe benefits for which a summary plan description is not required.

(c)                                  Representations.

Except as set forth on Schedule 3.17:

(i)                                     Pension Plans

(A)                              No “accumulated funding deficiency” (for which an excise tax is due or would be due in the absence of a waiver) as defined in Section 412 of the Code or as defined in Section 302(a)(2) of ERISA, whichever may apply, has been incurred with respect to any Vought Pension Plan with respect to any plan year, whether or not waived.  Neither Vought nor any of its Subsidiaries has failed to pay when due any “required installment”, within the meaning of Section 412(m) of the Code and Section 302(e) of ERISA, whichever may apply, with respect to any Vought Pension Plan.  Neither Vought nor any of its Subsidiaries is subject to any lien imposed under Section 412(n) of the Code or Section 302(f) or 4068 of ERISA, whichever may apply, with respect to any Vought Pension Plan.  Neither Vought nor any of its Subsidiaries has any liability for unpaid contributions with respect to any Vought Pension Plan.  The funding method used in connection with each Vought Pension Plan which is subject to the minimum funding requirements of ERISA is acceptable and the actuarial assumptions used in connection with funding each such plan are reasonable.  As of the last day of the last plan year of each Vought Pension Plan, the projected benefit obligation of all benefit liabilities, whether or not vested, under such Vought Pension Plan (determined in accordance with Financial Accounting Standards Board Statements 87 and 132, using the actuarial assumptions set forth in the Vought Audited Financial Statements (including the notes thereto) for such year), did not exceed the fair value of the assets of such Vought Pension Plan as of such date.

(B)                                Neither Vought nor any of its Subsidiaries is required to provide security to a Vought Pension Plan under Section 401(a)(29) of the Code.

(C)                                Each Vought Pension Plan and each related trust agreement, annuity contract or other funding instrument has been determined by the Internal Revenue Service to be qualified and tax-exempt under the provisions of Code Sections 401(a) and 501(a).

(D)                               Each Vought Pension Plan and each related trust agreement, annuity contract or other funding instrument is in material compliance with its terms and, both as to form and in operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plans, including, without limitation, ERISA and the Code.

(E)                                 Each of Vought and its Subsidiaries has paid all premiums (and interest charges and penalties for late payment, if applicable) due the PBGC with respect to each Vought Pension Plan for each plan year thereof for which such premiums are required.  Neither Vought nor any of its Subsidiaries has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction which, to the Knowledge of Vought, is described in Section 4069 of ERISA.  There has been no “reportable event” (as defined in Section 4043(b) of ERISA and the PBGC regulations under such Section) requiring notice to the PBGC with respect to any Vought Pension Plan.  No filing has been made by either Vought or any of its Subsidiaries with the PBGC, and no proceeding has been commenced by the PBGC, to terminate any Vought Pension Plan.  No condition exists and no event has occurred that could constitute grounds for the termination of any Vought Pension Plan by the PBGC, or which could reasonably be expected to result in liability of either Vought or any of its Subsidiaries to the PBGC with respect to any Vought Pension Plan, other than liabilities for premium payments.  Neither Vought nor any of its Subsidiaries has, at any time, (1) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, (2) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, or (3) ceased making contributions on or before the Closing Date to any Vought Pension Plan subject to Section 4064(a) of ERISA to which either Vought or any of its Subsidiaries made contributions during the six years prior to the Closing Date.

(ii)                                  Multiemployer Plans.  There are no Vought Multiemployer Plans, and neither Vought nor any of its Subsidiaries has ever agreed to participate in a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

(iii)                               Welfare Plans.

(A)                              Each Vought Welfare Plan is in material compliance with its terms and, both as to form and operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Vought Welfare Plan, including without limitation ERISA and the Code.

(B)                                An estimate of the liabilities of each of Vought and its Subsidiaries for providing retiree life and medical benefits coverage to active and retired employees of each of Vought and its Subsidiaries has been made and is reflected on the appropriate balance sheet and books and records according to Statement of Financial Accounting Standards No. 106.  Each of Vought and its Subsidiaries has the right to modify and to terminate Vought Welfare Plans which cover retirees with respect to both retired and active employees.

(C)                                Each Vought Welfare Plan which is a “group health plan,” as defined in Section 607(1) of ERISA, has at all times been operated in material compliance with the provisions of Part 6 of Title I, Subtitle B of ERISA and Section 4980B of the Code and the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.  No Vought Employee Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code.

(iv)                              Benefit Arrangements.  Each Vought Benefit Arrangement is in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Vought Benefit Arrangement, including without limitation the Code.

(v)                                 Fiduciary Duties and Prohibited Transactions.  To the Knowledge of Vought, neither Vought nor any of its Subsidiaries has any liability with respect to any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code with respect to any Vought Welfare Plan or Vought Pension Plan.  Neither Vought nor any of its Subsidiaries has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Vought Welfare Plan or Vought Pension Plan or has any unpaid civil penalty under Section 502(l) of ERISA.

(vi)                              Litigation.  There is no material action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitral action, governmental audit or investigation relating to or seeking benefits under any Vought Employee Plan that is pending or, to the Knowledge of Vought, threatened or anticipated against either Vought, any ERISA Affiliate or any Vought Employee Plan other than routine claims for benefits.

(vii)                           Unpaid Contributions.  Neither Vought nor any of its Subsidiaries has any liability for unpaid contributions with respect to any Vought Pension Plan, Vought Multiemployer Plan or Vought Welfare Plan.  Each of Vought and its Subsidiaries has made all required contributions under each Vought Employee Plan for all periods through and including the Closing Date or proper accruals have been made and are reflected on the appropriate balance sheet and books and records.

(viii)                        No payment made as a direct consequence of the consummation of the transactions contemplated by this Agreement to any Person who constitutes a “disqualified individual” within the meaning of Section 280G(c) of the Code with respect to Vought or any of its Subsidiaries (“Vought Recipients”) pursuant to any employment contract, severance agreement or other arrangement (“Vought Golden Parachute Payment”), will be nondeductible to Vought or any of its Subsidiaries because of the applicability of Section 280G of the Code to the Vought Golden Parachute Payment, nor will Vought or any of its Subsidiaries be required to “gross up” or otherwise compensate any Vought Recipient because of the imposition of any excise tax (including any interest or penalties related thereto) on the Vought Recipient because of the applicability of Sections 280G and 4999 of the Code.

(ix)                                Neither the execution and delivery of this Agreement or other related agreements by Vought nor the consummation of the transactions contemplated hereby or thereby will result in the acceleration or creation of any rights of any person to benefits under any Vought Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Vought Pension Plan, or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

(x)                                   Excise Taxes.  No excise tax could be imposed upon Vought or any of its Subsidiaries under Chapter 43 of the Code.

(xi)                                Foreign Plans.  Neither Vought nor any of its Subsidiaries maintains, sponsors, contributes to or has any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non-resident aliens with no U.S. source income outside of the United States.

(xii)                             Section 420 Transfers.  Neither Vought nor any of its Subsidiaries has made any transfers of “excess pension assets” (within the meaning of Section 420 of the Code) from any defined benefit plan (other than a Vought Multiemployer Plan) of Vought or any of its Subsidiaries or to a health benefits account which is part of such plan, which transfers are intended to comply with Section 420 of the Code.

(xiii)                          Tax-Favored Treatment.  Each Vought Employee Plan intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements and has met such requirements from its adoption to date.

Section 3.18           Labor and Employee Relations.

The Contracts listed on Schedule 3.11 include all collective bargaining agreements to which Vought is a party.  Vought has delivered, or made available, to the Company and TAC true, correct and complete copies of each such Contract, as amended to date.  Neither Vought nor any of its Subsidiaries nor, to the Knowledge of Vought, the other party or parties thereto, is in breach of any material term of any such collective bargaining agreement.  No collective bargaining agreement or other Contract with employees or any labor organization contains any terms which directly or indirectly would have the effect of prohibiting, delaying or placing any conditions on this Agreement, the consummation of the Merger or any other transactions contemplated by this Agreement.  Except as set forth on Schedule 3.18, neither Vought nor any of its Subsidiaries has engaged in any unfair labor practice and there are no complaints against either Vought or any of its Subsidiaries pending before the National Labor Relations Board or any similar state or local labor agency by or on behalf of any employee of either Vought or any of its Subsidiaries.  Except as disclosed on Schedule 3.18, there are no material representation questions, arbitration proceedings, labor strikes, slow downs or stoppages, grievances or other labor disputes pending or, to the Knowledge of Vought, threatened with respect to the employees of Vought or any of its Subsidiaries, and neither Vought nor any of its Subsidiaries has experienced any attempt by organized labor to cause either Vought or any of its Subsidiaries to comply or conform to demands of organized labor relating to their respective employees.  Except as disclosed on Schedule 3.18, each of Vought and its Subsidiaries have complied in all material respects with all Employment Laws.  Neither Vought nor any of its Subsidiaries is liable for the payment of material taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Employment Laws.

Section 3.19                                Legal Compliance.

Except with respect to (i) matters set forth on Schedule 3.16, (ii) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 3.20), and (iii) compliance with laws applicable to Government Contracts (as to which certain representations and warranties are made pursuant to Section 3.12), each of Vought and each of its Subsidiaries are in compliance in all material respects and at all times during the last three years have been in compliance in all material respects with all laws (including rules and regulations thereunder) of Governmental Entities applicable thereto, except as set forth on Schedule 3.19.

Section 3.20                                Environmental Matters.

Except as set forth on Schedule 3.20, (i) Vought and each of its Subsidiaries are and at all times have been in compliance with all Vought Environmental Laws, except where such instances of noncompliance reasonably would not be expected to have a Vought Material Adverse Effect, and (ii) to the Knowledge of Vought, neither Vought nor any of its Subsidiaries has any material liability under any Vought Environmental Law.  To the Knowledge of Vought, all real property previously owned or leased by Vought or any of its Subsidiaries was, at all times during which such premises were occupied by Vought or one of its Subsidiaries, free from contamination from Hazardous Materials as a result of the conduct of either Vought or its Subsidiaries or any other party.  Except as set forth on Schedule 3.20, (i) no notices of any violation or alleged violation of, or any liability under, any Vought Environmental Law relating to the operations or properties of either Vought or its Subsidiaries have been received by either Vought or its Subsidiaries from any Governmental Entity or third party claimant which are still pending or outstanding and (ii) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, claims, proceedings, administrative actions or investigations pending or, to the Knowledge of Vought threatened, alleging that Vought or its Subsidiaries are in violation of any Vought Environmental Law, or that Vought or its Subsidiaries are a party responsible for remedial action pursuant to any Vought Environmental Law.  Vought and its Subsidiaries have all permits, licenses and authorizations required under applicable Vought Environmental Laws for the operation of their business as currently conducted and, to the Knowledge of Vought, based on the manner in which the business of Vought and its Subsidiaries is currently conducted, no modification or change to the operations of such business will be required upon renewal of any such permits, licenses or authorizations.  Schedule 3.20 contains a complete list of all material permits held by Vought and its Subsidiaries that are required pursuant to applicable Environmental Laws.  Schedule 3.20 contains a complete list of all contractual provisions (the “Vought Contractual Indemnifications”) pursuant to which Vought or any of its Subsidiaries is indemnified by any third party for any violation of, or liability under, any Vought Environmental Law.  To the Knowledge of Vought, neither Vought nor any of its Subsidiaries has taken any action which would result in the early termination, or defenses against the applicability, of any Vought Contractual Indemnification.  Vought has delivered, or made available, to the Company and TAC true and complete copies of all environmental assessments, reports or similar analyses in their possession relating to properties owned or leased by Vought or its Subsidiaries.  The representations and warranties contained in this Section 3.20 are the sole and exclusive representations and warranties of Vought relating to environmental matters contained in this Agreement.

Section 3.21                                Taxes.

Except as otherwise disclosed on Schedule 3.21:

(a)                                  All Tax Returns of Vought and of each consolidated or affiliated group which Vought has been a part, including those Tax Returns relating to the income, operations or assets of Vought and of each consolidated or affiliated group which Vought has been a part (collectively the “Vought Tax Returns”), have been duly and timely filed and are correct and complete in all material respects.

(b)                                 All Taxes of Vought and all Taxes that relate to the income, operations or assets of Vought have been timely paid and the Vought Interim Balance Sheet reflects an adequate reserve for all Taxes payable by Vought through the date of such financial statements.

(c)                                  None of Vought Tax Returns relating to federal income taxes has been audited within the past five years and none of the Vought Tax Returns is currently being audited by any taxing authority.

(d)                                 No assessment, audit or other proceeding by any taxing authority, court, or other Governmental Entity is proposed, pending, or, to the Knowledge of Vought, threatened with respect to its Taxes or Tax Returns.

(e)                                  Other than statutory extensions which result from filing Vought Tax Returns by the extended due date, there are no outstanding agreements, waivers, or arrangements extending the statutory period of limitations applicable to any claim for or the period for the collection or assessment of Taxes for which Vought may be liable.

(f)                                    No consent to the application of Section 341(f)(2) of the Code (or any predecessor thereof) has been made or filed by or with respect to Vought or any of its assets and properties.  None of the assets and properties of Vought is required to be treated as (i) owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as amended, and in effect immediately before the enactment of the Tax Reform Act of 1986, (ii) tax-exempt use property within the meaning of Section 168(h) of the Code.

(g)                                 Vought has not agreed to nor is it required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method.  Vought has no application pending with any taxing authority requesting permission for any changes in any accounting method, and the Internal Revenue Service has not proposed any such adjustment or change in accounting method therefor.

(h)                                 Vought has previously made available to the Company and TAC true, correct and complete copies of each of the United States federal, state, local and foreign income Tax Returns for each of the most recent three taxable years, filed by it or (insofar as such returns relate to it) filed by any affiliated or consolidated group of which Vought was then a member.

(i)                                     Vought has not been and is not currently in violation (or with notice or lapse of time or both, would be in material violation) of any applicable law relating to the payment of withholding of Taxes (including, without limitation, income, social security and employment tax withholding for all types of compensation, back-up withholding and withholding on payments to non-United States persons).  Vought has duly and timely withheld from salaries, wages, other compensation and all other amounts and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

(j)                                     Vought is not a party to, nor is it bound by, or has any obligation under any Tax sharing agreement or similar agreement, and no such agreement shall be entered into at or prior to the Closing and after the Closing Date, Vought shall not be a party to, bound by or have any obligation under any Tax allocation or sharing agreement or have any liability thereunder.

(k)                                  Except as disclosed on Schedule 3.2 or Schedule 3.5, Vought is not a partner in any partnership or a member in any limited liability company.

(l)                                     Vought has not taken any action, and it knows of no facts, agreements, plans or other circumstances, that are reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(m)                               Vought has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the five-year period ending at the Effective Time.

Section 3.22           Customers and Suppliers.

Schedule 3.22 sets forth a true and correct list of the names and addresses of (a) the ten largest customers of Vought in terms of sales during each of the fiscal years ended December 31, 2000, December 31, 2001 and December 31, 2002, setting forth the total revenues for each such customer during each such period, and (b) the ten largest suppliers of Vought in terms of purchases during each of the fiscal years ended December 31, 2000, December 31, 2001 and December 31, 2002, setting forth the amount which Vought and its Subsidiaries paid to such suppliers during each such period.  Since the date of the Vought Audited Financial Statements, there has not been any adverse change in the business relationship of Vought with any customer or supplier named in Schedule 3.22.  Vought has not received any notice from any customer or supplier named on Schedule 3.22 who has a contractual right or statutory right to demand or require such action of any intention to, or has any reason to believe that any such customer or supplier will, (i) return, terminate or materially reduce purchases from or supplies to Vought or (ii) in the case of such suppliers, refuse to provide supplies or services on the same terms and conditions as those used in its current sales or provision of services to Vought, subject only to general and customary price increases.

Section 3.23           Licenses, Permits and Authorizations.

Schedule 3.23 contains a list of all material licenses, approvals, consents, franchises and other permits (including without limitation, all facility security clearances) of or with any Governmental Entity, which are held by Vought or its Subsidiaries.  All such licenses, franchises and other permits are in full force and effect and there are no proceedings pending or to the Knowledge of Vought, threatened that seek the revocation, cancellation, suspension or adverse modification thereof.  Such licenses, approvals, consents, franchises and permits constitute all of the material licenses, approvals, consents, franchises and permits necessary to permit each of Vought and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of Vought as currently conducted.  All required filings with respect to such licenses, approvals, consents, franchises and permits have been timely made and all required applications for renewal thereof have been timely filed.

Section 3.24           Books and Records.

The books of account, minute books, and stock record books of Vought all of which have been made available to the Company and TAC, are complete and correct in all material respects and have been maintained in accordance with ordinary business practices, including, but not limited to, the maintenance of a reasonable system of internal controls.  The minute books of Vought contain records of all meetings held of, and corporate action taken by, the stockholders and the Board of Directors of Vought and no meetings of such stockholders or such Board of Directors has been held at which any significant action was taken for which minutes have not been prepared and are not contained in such minute books.  At the Closing, all of those books and records will be in the possession of Vought.

Section 3.25           Insurance.

(a)                                  Schedule 3.25 contains an accurate and complete description of all policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by Vought.  Copies of such insurance policies have been delivered, or made available, to the Company and TAC.  Except for as set forth on Schedule 3.25, Vought is not party to any Contract requiring Vought to obtain insurance coverage that is not covered by the policies listed on Schedule 3.25.

(b)                                 Vought maintains insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Vought (taking into account the cost and availability of such insurance).

(c)                                  Vought has not received (i) any notice of cancellation of any policy described in paragraph (a) hereof or refusal of coverage thereunder, (ii) any notice that any issuer of such policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated, or (iii) any other notice that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder.

Section 3.26           Brokers’ Fees.

Except as set forth on Schedule 3.26, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by Vought or any of its Affiliates.

Section 3.27           Transactions with Certain Persons.

Except as set forth on Schedule 3.27, no holder, direct or indirect, of Vought’s equity securities, no director, officer or sales representative of Vought, and no member of any such Person’s immediate family, and no Person controlled by any of the foregoing, is currently, or within the last two years has been, a party to any transaction with Vought.  In addition, no such Person has an interest in any Person that engages in competition with Vought with respect to any line of products or services of Vought in any market presently served by Vought (except for ownership of less than one percent of the outstanding capital stock of any corporation that is publicly traded on any recognized exchange or in the over-the-counter market).

Section 3.28           Full Disclosure.

No representation or warranty made by Vought in this Agreement contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements contained herein not misleading.

ARTICLE 4
COVENANTS OF THE COMPANY AND TAC

Section 4.1             Conduct of Business.

Except to the extent Vought shall otherwise consent in writing or as set forth on Schedule 4.1, from the date of this Agreement until the Effective Time, each of the Company and TAC shall conduct its business only in the usual, regular and ordinary course consistent with past practice and preserve its business organizations, maintain its rights and franchises, keep available the services of its officers and employees and preserve its relationships with customers, suppliers, and others having business dealings with them.  Specifically, and without limiting the generality of the foregoing, neither the Company nor TAC shall, without the written consent of Vought, (i) dispose or contract to dispose of any assets, tangible or intangible, except in the ordinary course of business, consistent with past practice, (ii) incur any Indebtedness, guarantee any Indebtedness or enter into any contract, agreement, commitment or arrangement with respect thereto, other than letters of credit, capital leases or pursuant to the Aerostructures Credit Agreement in the ordinary course of business in accordance with past practice, (iii) acquire or agree to acquire by merging or consolidating with, or acquiring by purchasing a substantial portion of the assets of, or in any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, (iv) acquire or agree to acquire any assets or property, except in the ordinary course of business, consistent with past practice, (v) encumber any property or other assets except for Liens constituting Permitted Liens, (vi) declare or pay any dividend on or make any other distribution in respect of its capital stock, or directly or indirectly, purchase, redeem, issue, sell or otherwise acquire or dispose of any shares of its capital stock or any subscriptions, warrants, options, calls, commitments or rights to acquire any shares of its capital stock or take (or agree or plan to take) any steps otherwise affecting or changing its capitalization, (vii)  increase the rate of remuneration of any of its directors, officers, employees, agents, consultants or other representatives, or agree to do so, or adopt or amend or agree to adopt or amend (other than amendments that reduce the amounts payable by either the Company and TAC or amendments required by law to preserve the qualified status of a plan or contract or amendments to employee benefit plan eligibility provisions in connection with the Merger) any collective bargaining agreement or employee benefit plan (including, without limitation, any profit sharing, bonus, incentive compensation, deferred compensation, insurance, pension, retirement, medical, hospital, disability or welfare plan or any “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA)) or enter into or agree to enter into any employment, severance, change in control or similar contract with any person (including, without limitation, contracts with management of either the Company and TAC that might require that payments be made upon the consummation of the transactions contemplated hereby) or amend or agree to amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder; (viii) issue, sell, distribute or dispose of any notes or other securities of the Company or TAC or commit itself to do so, (ix) amend its certificate or articles of incorporation or bylaws (or similar charter documents) or enter into any agreement or incur any obligation, the terms of which would be violated by the consummation of the transactions contemplated by this Agreement, (x) incur or commit to any capital expenditures obligations or liabilities in connection therewith other than in accordance with the estimate of capital expenditures set forth on Schedule 4.1, (xi) fail to keep its properties insured substantially to the same extent as they are currently insured, (xii) enter into any new material line of business or change its investment, liability management or other material policies, or (xiii) change its methods of accounting that were in effect on December 31, 2002, except as required by changes in GAAP or applicable law as recommended by its independent auditors, or change any of its methods for accounting for federal income tax purposes from those employed in the preparation of the consolidated federal income tax return for the taxable year ending December 31, 2002, except as required by changes in law, (xiv) make any material Tax election or settle any material Tax controversy, (xv) make any payments to Carlyle, Carlyle Management Group or any of their officers, directors, employees, agents, principals, investors or Stockholders, except for management fees paid to Carlyle Management Group not in excess of $500,000 per month or (xvi) make any change in the key management structure of the Company or TAC, including without limitation, the hiring of additional officers or the terminating, transferring or reclassifying of existing officers.

Section 4.2             Employee Benefit Plans.

Neither the Company nor TAC, nor any Welfare Plan or Pension Plan, nor any trust created thereunder, will engage in any “prohibited transaction” (as such term is defined in Section 406 of ERISA), and neither the Company nor TAC will (a) terminate any Pension Plan in a manner that results in the imposition of a lien on any property of the Company or TAC pursuant to Section 4068 of ERISA or (b) take any action that adversely affects the qualification of any Employee Plan or its compliance with the applicable requirements of ERISA or the Code or results in a “reportable event” (as such term is defined in Section 4043(b) of ERISA).

Section 4.3             Inspection.

Subject to confidentiality obligations and similar restrictions that may be applicable to information of, or furnished to the Company and TAC by, third-parties that may be in the possession of the Company and TAC from time to time, each of the Company and TAC shall afford to Vought and its accountants, counsel, financial advisors and other representatives reasonable access, during normal business hours and upon prior notice, to all of their respective properties, books, contracts, commitments, tax returns, records and appropriate officers and employees of the Company and TAC, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and TAC as they may reasonably request.

Section 4.4             HSR Act.

The Company (and, to the extent required, its Affiliates) shall promptly file or cause to be filed any reports, documents, filings or other data required to be filed by the Company (and, to the extent required, its Affiliates) pursuant to the HSR Act and the rules and regulations promulgated thereunder, and shall use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act and respond as promptly as practicable to all inquiries received for additional information or documentation.  Notwithstanding the foregoing, nothing contained herein shall require the Company or TAC to sell, transfer, divest or otherwise dispose of any of their assets or properties in connection with this Agreement or any of the transactions contemplated hereby.

Section 4.5             Stockholder Approval.

Each of the Company and TAC shall use its reasonable efforts to obtain a written consent approving and adopting this Agreement and approving the Merger and any other transactions contemplated hereby from the holders of a majority of the outstanding shares of Company Common Stock, a majority of the outstanding shares of Company Preferred Stock and a majority of the outstanding shares of TAC Common Stock as provided in Section 228 of the DGCL, and shall, through their respective Boards of Directors, recommend to their respective stockholders approval and adoption of this Agreement by written consent.  Approval and adoption of this Agreement by the stockholders of the Company and TAC shall not restrict the ability of the Boards of Directors of the Company and TAC thereafter to cause the Company and TAC to enter into an amendment to this Agreement pursuant to Section 12.10 hereof to the extent permitted under Section 251(d) of the DGCL.

Section 4.6             Consents.

The Company shall use its reasonable best efforts to promptly obtain all Consents set forth on Schedule 8.1(f).

Section 4.7             Tax Matters.

None of the Taxpayers shall take any action, or fail to take any action, prior to or after the Effective Time that would prevent the Merger from qualifying as a reorganization described in Section 368(a) of the Code.  Each Taxpayer shall cause all Tax Returns relating to the Merger to be filed on the basis of treating the Merger as a reorganization under Section 368(a) of the Code.  The Company shall deliver, or cause to be delivered, to Vought an executed affidavit, dated not more than thirty (30) days prior to the Closing Date, in accordance with Section 1445(b)(3) of the Code and Treasury Regulation § 1.1445-2(c).

Section 4.8             Cooperation with Existing Lenders.

Each of the Company and TAC will use its reasonable best efforts to assist Vought in obtaining any consents from existing lenders of Vought, the Company or TAC required to consummate the Merger.  Without limiting the generality of the foregoing, the Company and TAC will use their best efforts to prepare and provide any materials necessary to give lenders in order to allow them to evaluate the requested consents, to the extent information in such materials relates to the Company and TAC, and to cause their independent public accountants to cooperate with Vought and its independent public accountants in the preparation of such materials.

Section 4.9             Section 280G Payments.

As soon as practicable following the date hereof, the Company and TAC will request that each Person to whom any payment or benefit is required or proposed to be made that could constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) agree in writing to waive his rights to receive such payment or benefit to the extent necessary to avoid treatment as an “excess parachute payment” unless such payment or benefit is approved by the stockholders of the Company and TAC in accordance with Section 280G(b)(5)(B) of the Code and Proposed Treasury Regulation Section 1.280G-1.  Each of the Company and TAC will use its reasonable best efforts to obtain each such waiver.  Each such waiver will identify the specific payments and benefits waived and will provide that if such stockholder approval is not obtained, such payments or benefits will not be made.  The Company and TAC will seek, as soon thereafter as practicable and in accordance with Section 280G(b)(5)(B) of the Code, stockholder approval of all such payments and benefits that have been conditioned on the receipt of such approval.  The determination of which payments and benefits may be deemed to constitute excess parachute payments, the form of each such waiver, and the disclosure and other circumstances of any such stockholder approval, shall be subject to the review and comment by Vought.

Section 4.10           TAC Tax Schedule.

On or prior to May 29, 2003, TAC shall provide Vought with a detailed schedule that sets forth the adjusted tax basis of TAC’s assets and the amount of TAC’s liabilities (as such term is used in section 357(c) of the Code) each as of May 2, 2003 (the “TAC Tax Schedule”).  The Company and TAC shall cooperate with the requests of Vought and its representatives for information pertaining to the determination of the adjusted tax basis of TAC’s assets and the amount of TAC’s liabilities, including without limitation, affording Vought and its representatives access to (a) TAC’s employees and other representatives, (b) copies of TAC’s books, Tax Returns, tax records and work papers and (c) documents, information or records as may be necessary for the purpose of allowing Vought to determine if the information set forth on the TAC Tax Schedule is accurate.  Vought shall have a minimum of ten (10) business days to makes its determination whether the TAC Tax Schedule is accurate.

ARTICLE 5
COVENANTS OF VOUGHT

Section 5.1             Conduct of Business.

Except to the extent the Company and TAC shall otherwise consent in writing, from the date of this Agreement until the Effective Time, Vought shall conduct its business only in the usual, regular and ordinary course consistent with past practice and preserve its business organizations, maintain its rights and franchises, keep available the services of its officers and employees and preserve its relationships with customers, suppliers, and others having business dealings with them.  Specifically, and without limiting the generality of the foregoing, Vought shall not, without the written consent of the Company and TAC, (i) dispose or contract to dispose of any assets, tangible or intangible, except in the ordinary course of business, consistent with past practice, (ii) encumber any property or other assets except for Liens constituting Permitted Liens, (iii) declare or pay any dividend on or make any other distribution in respect of its capital stock, or directly or indirectly, purchase, redeem, issue, sell or otherwise acquire or dispose of any shares of its capital stock or any subscriptions, warrants, options, calls, commitments or rights to acquire any shares of its capital stock or take (or agree or plan to take) any steps otherwise affecting or changing its capitalization, (iv)  increase the rate of remuneration of any of its directors, officers, employees, agents, consultants or other representatives, or agree to do so, or adopt or amend or agree to adopt or amend (other than amendments that reduce the amounts payable by Vought, amendments required by law to preserve the qualified status of a plan or contract or amendments to employee benefit plan eligibility provisions in connection with the Merger) any collective bargaining agreement or employee benefit plan (including, without limitation, any profit sharing, bonus, incentive compensation, deferred compensation, insurance, pension, retirement, medical, hospital, disability or welfare plan or any “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA)) or enter into or agree to enter into any employment, severance, change in control or similar contract with any person (including, without limitation, contracts with management of Vought that might require that payments be made upon the consummation of the transactions contemplated hereby) or amend or agree to amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder other than consistent with the financial information contained on Schedule 5.1(iv); (v) amend its certificate or articles of incorporation or bylaws (or similar charter documents) or enter into any agreement or incur any obligation, the terms of which would be violated by the consummation of the transactions contemplated by this Agreement, (vi) incur or commit to any capital expenditures obligations or liabilities in connection therewith other than in accordance with the estimate of capital expenditures set forth on Schedule 5.1(vi), (vii) fail to keep its properties insured substantially to the same extent as they are currently insured, (viii) enter into any new material line of business or change its investment, liability management or other material policies, or (ix) change its methods of accounting that were in effect on December 31, 2002, except as required by changes in GAAP or applicable laws as recommended by its independent auditors, or change any of its methods for accounting for federal income tax purposes from those employed in the preparation of the consolidated federal income tax return for the taxable year ending December 31, 2002, except as required by changes in law, (x) make any material Tax election or settle any material Tax controversy or (xi) make any payments to Carlyle, or any of Carlyle’s officers, directors, employees, agents, principals, investors or Stockholders, except for management fees paid to Carlyle not in excess of $500,000 per quarter plus customary expenses reimbursed in the ordinary course of business.  Notwithstanding anything to the contrary in this Section 5.1, the Company, TAC and Vought acknowledge and agree that Vought may from time to time engage in transactions to acquire businesses, corporations, partnerships, associations, business organizations or divisions thereof, whether by merger, consolidation, purchase of assets or otherwise (each, a “Transaction”) and nothing in this Agreement is intended to restrict Vought’s ability to pursue such transactions, including the taking of any actions otherwise prohibited by this Section 5.1; provided, that (A) Vought gives written notice thereof to the Company and TAC at least four (4) business days prior to its execution of any definitive agreement therefor and (B) if after the giving of such notice, the Boards of Directors of the Company and Vought reasonably conclude that such Transaction on the terms proposed would prohibit or materially impede or delay the transactions contemplated by this Agreement, Vought shall not enter into a binding agreement for such Transaction on such proposed terms; provided that, if Vought decides to proceed with such Transaction on terms which it believes would not prohibit or materially impede or delay the transactions contemplated under this Agreement, Vought will resubmit a notice under clause (A) of this sentence which shall be treated for all purposes as notice of a new Transaction.

Section 5.2             Employee Benefit Plans.

(a)                                  Neither Vought, nor its Subsidiaries, nor any Welfare Plan or Pension Plan, nor any trust created thereunder, will engage in any “prohibited transaction” (as such term is defined in Section 406 of ERISA), and neither Vought nor its Subsidiaries will (a) terminate any Pension Plan in a manner that results in the imposition of a lien on any property of Vought or any of its Subsidiaries pursuant to Section 4068 of ERISA or (b) take any action that adversely affects the qualification of any Employee Plan or its compliance with the applicable requirements of ERISA or the Code or results in a “reportable event” (as such term is defined in Section 4043(b) of ERISA).

(b)                                 Vought agrees that, effective as of the Effective Time and continuing through December 31, 2003, each employee of TAC immediately prior to the Effective Time (other than CMG Employees and employees who are covered by a collective bargaining agreement) who continues to be employed by the Surviving Corporation or its Subsidiaries (a “TAC Employee”) shall be so employed at the same base salary or wage rate and at the same target bonus level (excluding any equity based compensation) and, if applicable, the same automotive allowance, health club membership and employer paid annual medical physical, as were in effect with respect to such TAC Employee immediately prior to the Effective Time.

(c)                                  Vought agrees that, effective as of the Effective Time and continuing through June 30, 2004, the Surviving Corporation and its Subsidiaries shall provide to the TAC Employees employee benefits (excluding any benefits attributable to equity based plans or grants and excluding any executive perquisites and fringe benefits) that are substantially comparable in the aggregate to the employee benefits provided to such TAC Employees by TAC prior to the Effective Time under the TAC Employee Plans set forth on Schedule 5.2(c).  Further, the Surviving Corporation shall cause (i) each TAC Employee to be credited, for the year during which coverage under any Surviving Corporation group health plan begins, with any deductibles and copayments already incurred during such year under the TAC group health plan set forth on Schedule 5.2(c) in which such TAC Employee participated immediately prior to the Effective Time, (ii) any preexisting condition restrictions to be waived under such Surviving Corporation group health plan to the extent that such restrictions were not applicable to the TAC Employee (or his eligible dependents) under the TAC group health plan set forth on Schedule 5.2(c) in which such TAC Employee participated immediately prior to the Effective Time and (iii) each TAC Employee’s years of service with TAC and its predecessors (to the extent such predecessor employment was recognized by TAC under the applicable TAC Employee Plan set forth on Schedule 5.2(c)) prior to the Effective Time to be recognized for purposes of eligibility, vesting and benefit determination (but not for purposes of determining benefit accrual under any defined benefit pension plan as defined in Section 3(35) of ERISA) under any Surviving Corporation employee benefit plan or program.

(d)                                 Notwithstanding any provision in this Agreement to the contrary, the Surviving Corporation expressly reserves the right to amend, modify or terminate in accordance with applicable law any employee benefit plan or program maintained by TAC prior to the Effective Time or established by the Surviving Corporation for the benefit of the TAC Employees.

(e)                                  No provision of this Agreement shall create any third party beneficiary rights in any TAC Employee or any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any TAC Employee by the Surviving Corporation or any of its Subsidiaries or under any employee benefit plan or program which the Surviving Corporation or any of its Subsidiaries may maintain.

(f)                                    Nothing contained in this Agreement shall confer upon any TAC Employee any right with respect to continued employment by the Surviving Corporation or any of its Subsidiaries, nor shall anything herein interfere with the right of the Surviving Corporation or any of its Subsidiaries to terminate the employment of any TAC Employee at any time, with or without cause, or restrict the Surviving Corporation or any of its Subsidiaries in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the TAC Employees.

Section 5.3             Inspection.

Subject to confidentiality obligations and similar restrictions that may be applicable to information of, or furnished to Vought by, third-parties that may be in the possession of Vought from time to time, Vought shall afford to each of the Company and TAC and their accountants, counsel, financial advisors and other representatives reasonable access, during normal business hours and upon prior notice, to all of their respective properties, books, contracts, commitments, tax returns, records and appropriate officers and employees of Vought, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of Vought as they may reasonably request.

Section 5.4             HSR Act.

Vought (and, to the extent required, any of its Affiliates) shall promptly file or cause to be filed any reports, documents, filings or other data required to be filed by Vought (and, to the extent required, any of its Affiliates) pursuant to the HSR Act and the rules and regulations promulgated thereunder, and shall use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act and respond as promptly as practicable to all inquiries received for additional information or documentation.  Notwithstanding the foregoing, nothing contained herein shall require Vought or any of its Subsidiaries to sell, transfer, divest or otherwise dispose of any of their assets or properties in connection with this Agreement or any of the transactions contemplated hereby.

Section 5.5             Stockholder Approval.

Vought shall use its reasonable efforts to obtain a written consent approving and adopting this Agreement and approving the Merger and the Vought Certificate Amendment and any other transactions contemplated hereby from the holders of a majority of the outstanding shares of Vought Common Stock as provided in Section 228 of the DGCL, and shall, through its Board of Directors, recommend to its stockholders approval and adoption of this Agreement and the Vought Certificate Amendment by written consent.  Vought shall prepare and distribute to holders of Vought Common Stock any disclosure materials required to be distributed to such holders under applicable law.  Approval and adoption of this Agreement by the stockholders of Vought shall not restrict the ability of the Board of Directors of Vought thereafter to cause Vought to enter into an amendment to this Agreement pursuant to Section 12.10 hereof to the extent permitted under Section 251(d) of the DGCL.

Section 5.6             Consents.

Vought shall use its reasonable best efforts to promptly obtain all Consents set forth on Schedule 8.1(f).

Section 5.7             Tax Matters.

Vought shall not take any action, or fail to take any action, prior to or after the Effective Time that would prevent the Merger from qualifying as a reorganization described in section 368(a) of the Code.  Vought shall cause all Tax Returns relating to the Merger to be filed on the basis of treating the Merger as a reorganization under section 368(a) of the Code.

ARTICLE 6
JOINT COVENANTS

Section 6.1             Confidentiality.

(a)                                  Except (i) for any governmental filings required in order to complete the transactions contemplated herein, and (ii) as the Company and Vought may agree or consent in writing, all information received by the Company and Vought and their respective representatives pursuant to the terms of this Agreement shall be kept in confidence by the receiving party and its representatives; provided, however, that any party hereto may disclose such information (i) to its legal and financial advisors, lenders, financing sources and their respective legal advisors and representatives so long as such Persons agree to maintain the confidentiality of such information in accordance with this Section 6.1 or (ii) as may be required by applicable law.  In the event any Person is required by law to disclose any such information, such Person shall promptly notify the other party hereto in writing so that such party may seek a protective order and/or other motion to prevent or limit the production or disclosure of such information.  If such motion has been denied, then the Person required to disclose such information may disclose only such portion of such information which, based on advice of its outside legal counsel, is required by law to be disclosed (provided that the Person required to disclose such information shall use all reasonable efforts to preserve the confidentiality of the remainder of such information).  Such Person shall continue to be bound by its obligations pursuant to this Section 6.1(a) for any information that is not required to be disclosed, or that has been afforded protective treatment, pursuant to such motion.   If the transactions contemplated hereby shall fail to be consummated, all copies of documents or extracts thereof containing information and data as to one of the other parties, including all information prepared by the receiving party or such receiving party’s representatives, shall be turned over to the party furnishing same, except that such information prepared by the receiving party or such receiving party’s representatives may be destroyed at the option of the receiving party, with notice of such destruction (or return) to be confirmed in writing to the disclosing party.  Any information not so destroyed (or returned) will remain subject to these confidentiality provisions (notwithstanding any termination of this Agreement).  Notwithstanding anything to the contrary set forth herein or in any written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties acknowledge and agree that any obligations of confidentiality contained herein and therein shall not and have not applied to the “tax treatment” and “tax structure” of the Merger upon the earlier to occur of (i) the date of a public announcement of discussions relating to the Merger, (ii) the date of a public announcement of the Merger or (iii) the date of execution of this Agreement, all within the meaning of Treasury Regulation § 1.6011-4; provided, however, that each party hereto recognizes the privilege each has to maintain, in its sole discretion, regarding the confidentiality of a communication relating to the Merger, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7252 of the Code, is not intended to be affected by the foregoing.  Furthermore, nothing contained in this Agreement shall restrict the ability of a party to consult a tax advisor of its own choosing with respect to the Merger.

(b)                                 The foregoing confidentiality provisions shall not apply to such portions of the information received which (i) are or become generally available to the public through no action by the receiving party or by such party’s representatives, (ii) are or become available to the receiving party on a non-confidential basis from a source, other than the disclosing party or its representatives, which the receiving party believes, after reasonable inquiry is not prohibited from disclosing such portions to it by a contractual, legal or fiduciary obligation, and shall not apply to any disclosure by the Surviving Corporation or any of its Affiliates or representatives after the Closing of any information regarding either the Company or TAC, or (iii) are developed by a party without use of any information received by such party pursuant to the terms of this Agreement.

Section 6.2             Support of Transactions.

Except as otherwise provided herein, each of Vought, the Company and TAC shall and shall cause their respective Affiliates to (i) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required under Article 8, (ii) exert its reasonable best efforts to obtain all material consents and approvals of third parties that any of Vought, the Company, or their respective Affiliates are responsible to obtain in order to consummate the Merger, and (iii) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article 8 or otherwise to comply with this Agreement; provided, that nothing in this Section 6.2 shall require any party to sell, transfer, divest or otherwise dispose of any of their assets or properties in connection with this Agreement or any of the transactions contemplated hereby.

Section 6.3             Update Information.

Not earlier than ten (10) and not less than five (5) days before the date scheduled for Closing, each of the Company, TAC and Vought shall correct and supplement in writing any information furnished on Schedules hereto that, to the Knowledge of the Company, TAC or Vought, is incorrect or incomplete (or otherwise expressly contemplated by this Agreement), and shall promptly furnish such corrected and supplemented information to the other, so that such information shall be correct and complete in all material respects at the time such updated information is so provided.  Thereafter, prior to the Closing, each of the Company, TAC and Vought shall each notify the other in writing of any changes or supplements to the updated information needed, to the Knowledge of the Company, TAC or Vought, respectively, to make such information correct and complete at all times prior to the Closing.  It is agreed that the furnishing of such corrected and supplemental information, in and of itself, shall not create any presumption that such information constitutes or evidences the existence of a material change or any breach or violation by any of Vought, the Company or TAC of any provision of this Agreement, it being understood that any determination as to whether such a breach or violation exists shall be made on the basis of any and all relevant information, which may include information as is so furnished under this Section 6.3.  No information provided pursuant to this Section 6.3 shall be deemed to modify the representations made by the parties in this Agreement or to modify the Company Disclosure Schedule or the Vought Disclosure Schedule.

Section 6.4             Notice of Changes by the Company.

Each of the Company and TAC shall promptly inform Vought in writing if any change shall have occurred or shall have been threatened (or any development or condition shall have occurred or shall have been threatened involving a prospective change) in the financial condition, results of operations or business of the Company and TAC, taken as a whole, that is or may reasonably be expected to become materially adverse to the Company and TAC, taken as a whole.  Each of the Company and TAC shall promptly inform Vought in writing if any representation or warranty made in Article 2 of this Agreement shall cease to be accurate in any material respect.

Section 6.5             Notice of Changes by Vought.

Vought shall promptly inform the Company in writing if any change shall have occurred or shall have been threatened (or any development or condition shall have occurred or shall have been threatened involving a prospective change) in the financial condition, results of operations or business of Vought and its Subsidiaries, taken as a whole, that is or may reasonably be expected to become materially adverse to Vought and its Subsidiaries, taken as a whole.  Vought shall promptly inform the Company in writing if any representation or warranty made in Article 3 of this Agreement shall cease to be accurate in any material respect.

ARTICLE 7
CLOSING

Section 7.1             Filing.

As soon as practicable after all of the conditions set forth in Article 8 of this Agreement have either been fulfilled or waived, and if this Agreement has not theretofore been terminated pursuant to its terms, the Company and Vought shall file and record all relevant documents with the appropriate government officials to effectuate the Merger.

Section 7.2             Closing.

Subject to the satisfaction of the conditions set forth in Article 8 (or the waiver thereof by the party entitled to waive that condition), the Closing shall take place at a location and time mutually agreed upon by the Company and Vought at the earliest practicable date.  The term “Closing,” when used in this Agreement, means the Effective Time.

ARTICLE 8
CONDITIONS TO OBLIGATIONS

Section 8.1             Conditions to the Obligations of Vought, the Company and TAC.

The obligations of Vought, the Company and TAC to consummate, or cause to be consummated, the transactions contemplated by this Agreement, including the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by such parties:

(a)                                  The stockholders of the Company, TAC and Vought shall have taken all necessary action to authorize, approve and adopt this Agreement and, in the case of Vought, the Vought Certificate Amendment, in accordance with the DGCL.

(b)                                 All waiting periods, together with any extensions thereof, under the HSR Act applicable to the Merger shall have expired or been terminated without any action being taken, or any agreement having been entered into by Vought, the Company or TAC or any consent decree or order having been issued by any Governmental Entity, to sell, transfer, divest or otherwise dispose of any assets or properties of Vought, the Company or TAC.

(c)                                  All necessary permits, approvals, clearances, filings and consents of Governmental Entities required to be procured by Vought, the Company and TAC in connection with the Merger and the transactions contemplated by this Agreement, shall have been procured.

(d)                                 There shall not be in force any order or decree, statute, rule or regulation nor shall there be on file any complaint by any Governmental Entity seeking an order or decree, restraining, enjoining or prohibiting the consummation of the Merger, and none of Vought, the Company nor TAC shall have received notice from any Governmental Entity that it has determined to institute any suit or proceeding to restrain or enjoin the consummation of the Merger or to nullify or render ineffective this Agreement if consummated, or to take any other action which would result in the prohibition or a material change in the terms of the Merger.

(e)                                  There shall not be any lawsuit, action, proceeding or complaint by any third party seeking an order or decree restraining, enjoining or prohibiting the consummation of the Merger, or seeking to nullify or render ineffective this Agreement if consummated, or which could reasonably be expected to result in the prohibition or a material change in the terms of the Merger or to cause a material adverse effect to the Surviving Corporation following the Merger.

(f)                                    Any consent required for the consummation of the Merger under any Contract or license listed on Schedule 8.1(f) shall have been obtained.

(g)                                 Each of the Ancillary Agreements shall be in full force and effect as of the Effective Time, the parties whose names appear on the signature pages thereto shall have performed in all material respects the obligations to be performed by them pursuant to such agreements as of such time and each of such Persons shall have delivered to Vought, the Company and TAC, a certificate, dated as of the Closing Date, to the effect that such Person has performed in all respects such obligations to be performed by such Person as of such time.

Section 8.2             Conditions to the Obligations of Vought.

The obligations of Vought to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Vought:

(a)                                  Each of the representations and warranties of the Company and TAC contained in this Agreement that is not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects, and each of the representations and warranties of each of the Company and TAC that is qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects, in each case, both on the date hereof and as of the Closing, as if made anew at and as of that time, except for representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such date, and each of the covenants and agreements of the Company and TAC to be performed as of or prior to the Closing shall have been duly performed in all material respects, except in each case for changes after the date hereof which are contemplated or expressly permitted by this Agreement or the Schedules hereto.

(b)                                 The Company and TAC shall have delivered to Vought a certificate signed by the chief executive officer and the chief financial officer of each of the Company and TAC, dated the date of the Closing, certifying, in form reasonably satisfactory to Vought and to its counsel, that to such officers’ best knowledge and belief, after making inquiry of all Persons specified in the definition of “Knowledge of the Company”, the conditions specified in Section 8.1(a) and Section 8.1(c) as they relate to each of the Company and TAC, and in Section 8.2(a) and Section 8.2(e) have been fulfilled.

(c)                                  No Company Material Adverse Effect shall have occurred.

(d)                                 Vought shall have obtained all consents of lenders of Vought, the Company or TAC which are necessary to complete the Merger on terms reasonably acceptable to Vought.

(e)                                  Immediately prior to the Effective Time, the sum of (i) the aggregate amount of borrowings outstanding under the Aerostructures Credit Agreement and (ii) all other Indebtedness of the Company and TAC exclusive of the letters of credit and capital leases listed on Schedule 2.12 shall not exceed $139 million.

(f)                                    The Company and TAC shall have used their reasonable best efforts to have obtained from each holder of Company Common Stock and Company Preferred Stock immediately prior to the Effective Time, and each holder of Company Stock Options (other than Cancelled Options), and (in the case of clause (f)(i)) the Escrow Agent an executed and delivered (i) Hypothecation Agreement relating to such shares of Surviving Corporation Common Stock issued to such holder in the Merger or upon exercise of Assumed Stock Options or pursuant to the Escrow Agreement and/or (ii) stock power executed and endorsed in blank for the shares of Surviving Corporation Common Stock to which such holder is entitled in the Merger but which are designated as Escrow Shares pursuant to Section 1.8.

(g)                                 The form and substance of all actions, proceedings, instruments and documents required to consummate the transactions contemplated by this Agreement shall have been satisfactory in all reasonable respects to Vought and its counsel.

(h)                                 The Company and TAC shall have obtained from each Person to whom any payment or benefit is required or proposed to be made in connection or association with the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement that could constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) a waiver in writing of such Person’s rights to receive such payment or benefit unless such payment or benefit is approved by the stockholders of the Company and TAC in accordance with Section 280G(b)(5)(B) of the Code and Proposed Treasury Regulation Section 1.280G-1.

Section 8.3             Conditions to the Obligations of the Company and TAC.

The obligation of the Company and TAC to consummate, or cause to be consummated, the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company and TAC:

(a)                                  Each of the representations and warranties of Vought contained in this Agreement that is not qualified by materiality or Vought Material Adverse Effect shall be true and correct in all material respects, and each of the representations and warranties of Vought that is qualified by materiality or Vought Materials Adverse Effect shall be true and correct in all respects, in each case both on the date hereof and as of the Closing, as if made anew at and as of that time, except for representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such date, and each of the covenants and agreements of Vought to be performed as of or prior to the Closing shall have been duly performed in all material respects, except in each case for changes after the date hereof which are contemplated or expressly permitted by this Agreement.

(b)                                 Vought shall have delivered to the Company a certificate signed by the chief executive officer and the chief financial officer or treasurer of Vought, dated the date of the Closing, certifying, in form reasonably satisfactory to the Company and its counsel, to the effect that to such officers’ best knowledge and belief, after making inquiry of all Persons specified in the definitions of “Knowledge of Vought”, the conditions specified in Section 8.1(a)

and Section 8.1(c) as they relate to Vought and in Section 8.3(a) and Section 8.3(f) have been fulfilled.

(c)                                  No Vought Material Adverse Effect shall have occurred.

(d)                                 If requested by Vought, each holder of Company Common Stock and Company Preferred Stock immediately prior to the Effective Time shall not receive delivery of certificates of Surviving Corporation Common Stock issued to such holder but, upon receipt by the Company of evidence of issuance to such holder of Surviving Corporation Common Stock, shall have executed and delivered (i) a Hypothecation Agreement relating to such shares of Surviving Corporation Common Stock issued to such holder in the Merger and/or (ii) a stock power for the shares of Surviving Corporation Common Stock to which such holder is entitled in the Merger but which are designated as Escrow Shares pursuant to Section 1.8.

(e)                                  Vought shall have given, or it shall have taken steps necessary to cause the Company or TAC to have given, irrevocable wire instructions at or before the Effective Time, to insure the full satisfaction on the Closing Date of all payment obligations of Vought, the Company or TAC pursuant to the Settlement Agreements and the CMG Agreement and Vought shall have delivered to each of the Persons (other than Vought) party to the CMG Agreement a certificate signed by an executive officer of Vought, dated as of the Closing Date, to the effect that Vought has taken, or has taken steps necessary to cause the Company or TAC to have taken, such actions.

(f)                                    Immediately prior to the Effective Time, the aggregate amount of Indebtedness (excluding (i) Indebtedness incurred in connection with any Transaction or with the transactions contemplated by this Agreement and (ii) the letters of credit and capital leases listed on Schedule 3.11), including under the Vought Credit Agreement, of Vought minus cash or cash equivalents on hand shall not exceed $330 million.

(g)                                 The form and substance of all actions, proceedings, instruments and documents required to consummate the transactions contemplated by this Agreement shall have been satisfactory in all reasonable respects to the Company and its counsel.

ARTICLE 9
TERMINATION/EFFECTIVENESS

Section 9.1             Termination.  This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 9.1(b) through 9.1(d), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, TAC and Vought:

(a)                                  by mutual written consent of the Company and Vought; or

(b)                                 by either the Company or Vought if the Merger shall not have been consummated by June 30, 2003 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in, the failure of the Merger to occur on or before the Outside Date; or

(c)                                  by either the Company or Vought if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

(d)                                 by either the Company or Vought, if (i) there has been a breach of any representation, warranty, covenant or agreement on the part of the Company or TAC (in the case of termination by Vought) or Vought (in the case of termination by the Company), which breach (A) will cause the conditions set forth in Section 8.2(a) (in the case of termination by Vought) or Section 8.3(a) (in the case of termination by the Company) not to be satisfied, and (B) shall not have been cured within 20 business days following receipt by the breaching party of written notice of such breach from the other party; or (ii) any event shall have occurred which makes it impossible for the conditions set forth in Article 8 hereof to be satisfied, provided that any termination pursuant to this clause (ii) shall not be effective until 20 business days after notice thereof is delivered by the party seeking to terminate to the other party, and shall be automatically rescinded if (1) such condition is solely for the benefit of the party receiving such notice and (2) such party, prior to such 20th business day, irrevocably waives satisfaction of such condition based on such event.

Section 9.2             Effect of Termination.

In the event of termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders.  The provisions of Sections 6.1, 12.2, 12.3, 12.4, 12.6, 12.7, 12.8, 12.9, 12.10 and 12.11 hereof shall survive any termination of this Agreement.

ARTICLE 10
CERTAIN DEFINITIONS

As used herein, the following terms shall have the following meanings:

“AAA” has the meaning specified in Section 11.4(d).

“Aerostructures Credit Agreement” means the Credit Agreement, dated as of November 12, 2002, between TAC, the Company, Lehman Commercial Paper Inc., as Administrative Agent, Lehman Brothers Inc., as Sole Arranger, General Electric Capital Corporation, as Documentation Agent, Bank of America, N.A., as Syndication Agent, and the other parties thereto.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Agreement” has the meaning specified in the preamble.

“Ancillary Agreements” means the Settlement Agreements, the CMG Agreement and the Escrow Agreement.

“Arbitrator” has the meaning specified in Section 11.4.

“Assumed Stock Option” has the meaning specified in Section 1.14.

“Benefit Arrangement” has the meaning specified in Section 2.18.

“Board of Directors” means the Board of Directors of any specified Person and any properly serving and acting committees thereof.

“Cancelled Options” has the meaning specified in Section 1.14.

“Carlyle” means TC Group, L.L.C., a Delaware limited liability company.

“Carlyle Management Group” means, collectively, B. Edward Ewing, Raymond Whiteman, Douglas Nyhoff, Greg Bennett and Dev Kapadia.

“Certificate of Merger” has the meaning specified in the section entitled “Plan of Merger.”

“Certificates” has the meaning specified in Section 1.2.

“Claims” has the meaning specified in Section 11.2.

“Closing” has the meaning specified in Section 7.2.

“Closing Date” has the meaning specified in Section 1.7.

“CMG Agreement” means that certain Agreement, dated as of the date hereof, by and among the Company, TAC, Vought and the Carlyle Management Group in the form attached as Annex D hereto.

“CMG Employees” means Greg Bennett, B. Edward Ewing, Dev Kapadia, Douglas G. Nyhoff and Raymond Whiteman.

“CMG Representative” means the person designated as the CMG Representative in Section 7(b)(iii) of the CMG Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Exchange Ratio” has the meaning specified in Section 1.1.

“Company” has the meaning specified in the preamble to this Agreement.

“Company Audited Financial Statements” has the meaning specified in Section 2.9.

“Company Interim Balance Sheet” has the meaning specified in Section 2.9(a)(ii).

“Company Common Stock” has the meaning specified in Section 1.1.

“Company Disclosure Schedule” has the meaning specified in Article 2 entitled “Representations and Warranties of the Company and TAC.”

“Company Material Adverse Effect” means, with respect to the Company and TAC, (a) any material and adverse effect on or change with respect to (i) the business, operations, assets (taken as a whole), liabilities (taken as a whole), condition (financial or otherwise), results of operations or prospects of the Company and TAC, taken as a whole, (ii) relations with their respective customers, suppliers, distributors or employees, or (iii) the right or ability of the Company or TAC to consummate any of the transactions contemplated hereby or by the Ancillary Agreements or (b) any event, change, condition or occurrence that, individually or together with one or more other events, changes or occurrences could reasonably be expected to have, with the passage of time, the giving or receipt of notice or the occurrence or nonoccurrence of any other circumstance, action or event, a “Company Material Adverse Effect” described in clauses (a)(i), (a)(ii) or (a)(iii); provided, however, that any adverse change, effect, event, occurrence, state of facts or development attributable to conditions generally affecting the industry in which the Company or TAC operates or the US economy as a whole shall not be taken into account in determining whether there has been or will be, a Company Material Adverse Effect.

“Company Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.

“Company Stock Options” has the meaning specified in Section 1.14.

“Company Stock Plan(s)” means the Amended and Restated Stock Option Plan of TA Acquisition Holdings, Inc.

“Company Tax Returns” has the meaning specified in Section 2.21.

“Constituent Corporations” has the meaning specified in the preamble.

“Contracts” means any contracts (including, without limitation, Government Contracts), agreements, subcontracts, leases, notes, indentures, commitments, teaming agreements, memoranda of understanding and purchase orders, whether written or oral and each amendment, supplement, or modification (whether written or oral) in respect of any of the foregoing, in each case as currently in effect.

“DGCL” has the meaning specified in the section entitled “Plan of Merger.”

“Disputed Matters” has the meaning specified in Section 11.4(c).

“Dissenting Shares” has the meaning specified in Section 1.15.

“Effective Time” has the meaning specified in Section 1.7.

“Employee Plans” has the meaning specified in Section 2.18.

“Employment Laws” has the meaning specified in Section 2.19.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” has the meaning specified in Section 2.18.

“Escrow Account” has the meaning specified in Section 1.8.

“Escrow Agent” has the meaning specified in Section 1.8.

“Escrow Agreement” has the meaning specified in Section 1.8.

“Escrow Shares” has the meaning specified in Section 1.8.

“Foreign Corrupt Practices Act” means the Foreign Corrupt Practices Act of 1977, as amended.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Entity” means any nation, federal, state, county municipal, local or foreign government, or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Materials” shall include (i) hazardous substances, hazardous waste or hazardous materials, or pollutants or contaminants, as such terms are defined in any Environmental Law, (ii) friable asbestos-containing materials, (iii) poly-chlorinated biphenyls and (iv) petroleum products and by-products.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Hypothecation Agreements” has the meaning specified in Section 1.1(g).

“Indebtedness” of any Person, means all obligations of such Person for borrowed money or evidenced by bonds, notes, debentures or similar instruments, or any guarantee of any of the foregoing.

“Indemnification Shares” means 463,965 shares of Surviving Corporation Common Stock, with a deemed value of $32.33 per share, which may be issued to Vought Indemnified Parties in satisfaction of Claims pursuant to the indemnity provided in Section 11.3.

“Indemnifying Parties” has the meaning specified in Section 11.4.

“Intellectual Property” means patents, registered and unregistered trademarks, service marks, trade dresses, logos, trade names, copyrights, mask works and registrations or applications for any of the foregoing, all material know-how, trade secrets, confidential information, software, technical information process technology, plans, drawings, and blue prints.

“Knowledge of the Company” and other similar phrases shall mean the actual knowledge of those persons set forth on Schedule 10(a), each of whom has reviewed this Agreement together with all Schedules, Annexes and attachments.

“Knowledge of Vought” and other similar phrases shall mean the actual knowledge of those persons set forth on Schedule 10(b), each of whom has reviewed this Agreement together with all Schedules, Annexes and attachments.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.

“Merger” has the meaning specified in the section entitled “Plan of Merger.”

“Multiemployer Plan” has the meaning specified in Section 2.18.

“Notice of Claim” has the meaning specified in Section 11.4.

“Outside Date” has the meaning specified in Section 9.1.

“PBGC” has the meaning specified in Section 2.18.

“Pension Plan” has the meaning specified in Section 2.18.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens with respect to any amounts not yet due and payable or which are being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (iii) Liens securing rental payments under capital lease agreements, (iv) Liens arising in favor of the United States government as a result of progress payment clauses contained in any Contract, and (v) Liens permitted by (A) the Aerostructures Credit Agreement, in the case of the Company and TAC or (B) the Vought Credit Agreement, in the case of Vought and its Subsidiaries.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Entity or other entity of any kind.

“Personnel” has the meaning specified in Section 2.11.

“Representatives” means the Stockholder Representative and the CMG Representative.

“Section 420 Transfer” has the meaning specified in Section 2.18.

“Settlement Agreements” means settlement and option cancellation agreements substantially in the form attached hereto as Annex C, among the Company, TAC and the persons listed on the Schedule of Employees attached to Annex C.

“Stockholder Representative” means the Person designated as the Stockholder Representative specified in Section 11.6.

“Subsidiary” means, with respect to any Person, a corporation or other entity of which 50% or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Survival Termination Date” has the meaning specified in Section 1.8.

“Surviving Corporation” has the meaning specified in the section entitled “Plan of Merger.”

“Surviving Corporation Common Stock” has the meaning specified in Section 1.1.

“TAC” has the meaning specified in the preamble to this Agreement.

“TAC Common Stock” has the meaning specified in Section 1.1(f).

“TAC Contractual Indemnifications” has the meaning specified in Section 2.21.

“TAC Employee” has the meaning specified in Section 5.2(b).

“TAC Environmental Laws” means, collectively, all applicable U.S. federal, state or local laws, statutes, ordinances, rules, regulations, codes or common law relating to health, safety, pollution or protection of the environment (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Air Act, as amended, and the California Hazardous Waste Control Act, as amended).

“TAC Golden Parachute Payment” has the meaning specified in Section 2.18.

“TAC Government Contract” has the meaning specified in Section 2.13(a).

“TAC Leased Property” has the meaning specified in Section 2.16(b).

“TAC Recipient” has the meaning specified in Section 2.18.

“TAC Tax Schedule” has the meaning specified in Section 4.10.

“Taxes” means all (x) federal, state, local or foreign net or gross income, gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, social security (or similar), unemployment, disability, registration, value added, estimated, alternative or add-on minimum taxes, customs duties or other taxes or similar governmental charges, fees, levies or other assessments including any interest, penalties or additions with respect thereto, (y) liability for the payment of any amounts described in clause (x) as a result of being a member of an affiliated, consolidated, combined or unitary group and (z) liability for the payment of any amounts as a result of being a party to a tax sharing agreement or as a result of any express or implied obligation to indemnify another person with respect to the payment of any amounts of the type described in clause (x) or (y).

“Taxpayer” has the meaning specified in Section 2.22.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Vought” has the meaning specified in the preamble.

“Vought Audited Financial Statements” has the meaning specified in Section 3.8(a).

“Vought Certificate Amendment” has the meaning specified in Section 1.12.

“Vought Common Stock” has the meaning specified in Section 1.1.

“Vought Contractual Indemnification” has the meaning specified in Section 3.20.

“Vought Credit Agreement” means the Credit and Guaranty Agreement, dated as of July 24, 2000, by and among Vought Aircraft Industries, VAC Holdings II, Inc., certain subsidiaries of Vought, as Guarantors, certain financial institutions, as lenders, Lehman Commercial Paper Inc., as Administrative Agent and as Collateral Agent, Goldman Sachs Credit Partners L.P., as Syndication Agent and Lehman Brothers Inc., as amended from time to time.

“Vought Disclosure Schedule” has the meaning specified in Article 3 entitled “Representations and Warranties of Vought.”

“Vought Environmental Laws” means, collectively, all applicable foreign, U.S. federal, state or local laws, statutes, ordinances, rules, regulations, codes or common law relating to health, safety, pollution or protection of the environment (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Air Act, as amended, and the California Hazardous Waste Control Act, as amended).

“Vought Golden Parachute Payment” has the meaning specified in Section 3.17.

“Vought Government Contract” has the meaning specified in Section 3.12(a).

“Vought Interim Balance Sheet” has the meaning specified in Section 3.8(b).

“Vought Leased Property” has the meaning specified in Section 3.15(b).

“Vought Material Adverse Effect” means, with respect to Vought and its Subsidiaries, taken as a whole, (a) any material and adverse effect on or change with respect to (i) the business, operations, assets (taken as a whole), liabilities (taken as a whole), condition (financial or otherwise), results of operations or prospects of Vought and its Subsidiaries, taken as a whole, (ii) relations with their respective customers, suppliers, distributors or employees, or (iii) the right or ability of Vought to consummate any of the transactions contemplated hereby or by the Ancillary Agreements or (b) any event, change, condition or occurrence that, individually or together with one or more other events, changes or occurrences could reasonably be expected to have, with the passage of time, the giving or receipt of notice or the occurrence or nonoccurrence of any other circumstance, action or event, a “Vought Material Adverse Effect” described in clauses (a)(i), (a)(ii) or (a)(iii); provided, however, that any adverse change, effect, event, occurrence, state of facts or development attributable to conditions generally affecting the industry in which Vought operates or the US economy as a whole shall not be taken into account in determining whether there has been or will be, a Vought Material Adverse Effect.

“Vought Recipient” has the meaning specified in Section 3.17.

“Vought Stock Option” means an option to acquire Vought Common Stock.

“Vought Stock Plan” means the Vought Aircraft Industries, Inc. Stock Option Plan.

“Welfare Plan” has the meaning specified in Section 2.18.

ARTICLE 11
SURVIVAL; INDEMNIFICATION

Section 11.1           Survival.  The representations and warranties of the Company, TAC and Vought contained in this Agreement shall survive the Effective Time until the Survival Termination Date.  The covenants and agreements of the parties hereto contained in this Agreement which by their terms apply or are to be performed in whole or in part after the Effective Time and this Article 11 shall survive the Effective Time.

Section 11.2           Indemnification by the Company.

(a)                                  Subject to Section 11.5 hereof and the last two sentences of this Section 11.2(a), from and after the Closing Date, in accordance with the terms of Section 1.8, the holders of Company Common Stock and Company Preferred Stock immediately prior to the Effective Time (the “Company Indemnifying Parties”), shall indemnify and hold harmless Vought and its officers, directors and Affiliates (the “Company Indemnified Parties”) from and against such holders’ respective pro rata portion of any and all losses, liabilities, claims, damages, costs or expenses (including reasonable legal fees and expenses) whatsoever, whether known or unknown, fixed, liquidated, contingent or otherwise (“Claims”) suffered by such Company Indemnified Parties resulting from or arising out of (i) any inaccuracy in or breach of any of the representations or warranties of the Company or TAC in this Agreement and (ii) any breach or nonfulfillment of any covenants or agreements made by the Company or TAC herein.  Notwithstanding anything to the contrary contained in this Agreement, the Company Indemnifying Parties shall not have any personal liability pursuant to this Article 11 and the sole recourse of Vought under this Article 11 shall be to the Escrow Shares.  The pro rata portion of any Claim allocable to the Company Indemnifying Parties, in the aggregate, hereunder shall equal 72.5% of thirteen-fifteenths of the amount of such Claim.

(b)                                 Each Claim shall be reduced by the amount of any insurance proceeds (net of expenses of collection) actually received in connection with such Claim.  Vought covenants to exercise commercially reasonable efforts to collect insurance proceeds under applicable insurance policies that are then in force if and to the extent that such Claim relates to an event covered by such insurance policies.

(c)                                  The Company Indemnified Parties shall not be entitled to assert any indemnification pursuant to Section 11.2(a) after the Survival Termination Date; provided, that if on or prior to such date a Notice of Claim shall have been given to the Representatives pursuant to Section 11.4 hereof for such indemnification, the Company Indemnified Parties shall continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article 11.

Section 11.3           Indemnification by Vought.

(a)                                  Subject to Section 11.5 hereof, in the event that (i) any inaccuracy in or breach of any of the representations or warranties of Vought in this Agreement or (ii) any breach or nonfulfillment of any covenants or agreements made by Vought herein results in a Claim which adversely affects the value of the Surviving Corporation (net of any insurance proceeds (net of expenses of collection) recovered by the Surviving Corporation and its Subsidiaries), then the Stockholder Representative shall be entitled, on behalf of the holders of Company Common Stock and Company Preferred Stock immediately prior to the Effective Time (the “Vought Indemnified Parties”), to indemnification in accordance with Section 11.4 hereof.  In the event any claim for indemnification by the Vought Indemnified Parties shall become a matured Claim in accordance with Section 11.4, then the Surviving Corporation shall, subject to Section 11.5 hereof, issue to the Vought Indemnified Parties, pro rata based on the number of shares of Surviving Corporation Common Stock each such Person received as a result of the Merger (including any shares deposited in the Escrow Account), an aggregate number of shares of Surviving Corporation Common Stock with a value equal to 27.5% of the amount of the Claim, based on a per share value of $32.33 for the Surviving Corporation Common Stock.  Notwithstanding the foregoing, no fractional shares of Surviving Corporation Common Stock shall be issued pursuant to this Section 11.3(a) and the total number of shares of Surviving Corporation Common Stock issuable to any Vought Indemnified Party shall be rounded down to the nearest whole share.

(b)                                 The Vought Indemnified Parties shall not be entitled to assert any indemnification pursuant to Section 11.3(a) after the Survival Termination Date; provided, that if on or prior to such date a Notice of Claim shall have been given to the Surviving Corporation by the Stockholder Representative pursuant to Section 11.4 hereof for such indemnification, the Vought Indemnified Parties shall continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article 11.

Section 11.4           Indemnification Procedures.

(a)                                  Upon obtaining knowledge of any claim or demand which has given rise to, or is expected to give rise to, a claim for indemnification under Section 11.2, the Surviving Corporation shall give written notice (“Notice of Claim”) of such claim or demand to the Representatives.  Upon any executive officer of the Surviving Corporation obtaining of knowledge of any fact which they believe would give rise to a claim or demand for indemnification under Section 11.3, but for which the Stockholder Representative has not yet made a Notice of Claim pursuant to the next sentence, the Surviving Corporation shall give written notice of such fact to the Stockholder Representative.  Upon obtaining knowledge of any fact, pursuant to the preceding sentence or otherwise, which has given rise to, or is expected to give rise to, a claim for indemnification under Section 11.3, the Stockholder Representative shall give a Notice of Claim to the Surviving Corporation.  In each case, such Notice of Claim shall specify in reasonable detail such information as the Company Indemnified Parties or Vought Indemnified Parties, as applicable (the “Indemnified Parties”), may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same); provided, however, that no failure or delay by the party giving the Notice of Claim in the performance of the foregoing shall reduce or otherwise affect the obligation of the Company Indemnifying Parties or Vought, as applicable (the “Indemnifying Parties”), to indemnify and hold harmless the Indemnified Parties, except to the extent such failure or delay shall have actually adversely affected the Indemnifying Parties ability to meaningfully participate in the defense of any Claims for which indemnification is sought hereunder in accordance with Section 11.4(e) hereof.  The Surviving Corporation shall deliver to the Stockholder Representative the Surviving Corporation’s audited financial statements for the year ended December 31, 2003 (the “2003 Financial Statements”), as soon as such 2003 Financial Statements are available, any related auditors’ work papers to the 2003 Financial Statements as requested by the Stockholder Representative (provided that the Stockholder Representative provides the Surviving Corporation’s auditors with such assurances as they require in customary form), and, if requested by the Stockholder Representative, copies of the monthly financial information of the Surviving Corporation in the form required as of the Effective Time to be given to the lenders of the Surviving Corporation pursuant to its bank credit agreements or, if such form changes, in such other form as such bank credit agreements require from time to time or if there is no bank credit agreement, in the form last required under the Surviving Corporation’s then most recent bank credit agreement.  Notwithstanding anything else in this Agreement to the contrary, the Company Indemnified Parties shall be entitled to assert a Claim pursuant to Section 11.3(a) until the 30th business day after delivery of the 2003 Financial Statements (not including any auditors work papers) even if such date is after the Survival Termination Date.

(b)                                 Within thirty (30) business days of receiving a Notice of Claim, the Indemnifying Parties, through the Representatives in the case of the Company Indemnifying Parties or the Surviving Corporation in the case of Vought, may object to such indemnification claim, stating in reasonable detail the bases for such objection.  If the Indemnifying Parties fail to object to any Notice of Claim, or part thereof, within thirty (30) business days after the date such Notice of Claim is delivered to them, then the indemnification claim described therein, or relevant part thereof, will be deemed a matured claim hereunder.  If the indemnification claim is made pursuant to Section 11.2, the total amount of such matured claims shall be paid in accordance with Section 1.8.  If the indemnification claim is made pursuant to Section 11.3, the total amount of such matured claims shall be paid in accordance with Section 11.3(a).

(c)                                  Any objection to a Notice of Claim must be signed, by both Representatives to be effective in the case of the Company Indemnifying Parties or by an appropriate officer of the Surviving Corporation in the case of Vought, and shall set forth in reasonable detail the items as to which disagreement exists (the “Disputed Matters”).  If an objection is delivered, an appropriate officer of the Surviving Corporation (who shall be at least a Vice President) and the Representatives shall negotiate in good faith to resolve in writing any Disputed Matters.  If they are unable to reach an agreement with respect to the Disputed Matters within a period of thirty (30) days after the receipt of an objection, then any Disputed Matters as to which written agreement has not been reached shall be resolved in accordance with the procedures described in Section 11.4(d).

(d)                                 In the event the Representatives and the Surviving Corporation cannot reach agreement with respect to any Disputed Matter within the time period set forth in Section 11.4(c), then the Representatives and the Surviving Corporation shall, within three (3) business days of the end of such period, exchange sealed envelopes containing their respective best offers with respect to the dollar value of each Claim (or portion thereof) constituting a Disputed Matter.  If only the Surviving Corporation or the Representatives, respectively, delivers a sealed envelope and the other does not, then the amounts set forth in the delivered envelope shall constitute the final Claim value for purposes of the related Disputed Matter.  Any offer submitted by the Representatives must be signed by both Representatives to be effective.  If the offers are within ten percent (10%) of the higher number or if the Indemnifying Parties’ offer is higher than Indemnified Parties’ offer, then the amounts shall be averaged to determine the relevant Claim value.  If the Indemnified Parties’ offer exceeds the Indemnifying Parties’ offer by more than ten percent (10%) of the Indemnifying Parties’ offer, then within fourteen (14) days the parties shall agree upon an arbitrator (the “Arbitrator”), who shall have substantial experience in the valuation of similar claims, to determine the relevant Claim value or values. If the Surviving Corporation and the Representatives cannot agree on the selection of an Arbitrator within fifteen (15) days, such Arbitrator shall be appointed by the American Arbitration Association (“AAA”) as provided in the Commercial Arbitration Rules of the AAA.  The Arbitrator shall be a person who (i) maintains his or her principal place of business within thirty (30) miles of the City of Dallas, Texas or in such other city in the United States of America as the parties to the dispute may designate by mutual written consent and (ii) has experience in the valuation of similar claims.  The arbitration shall be conducted within thirty (30) miles of the City of Dallas, Texas or in such other city in the United States of America as the parties to the dispute may designate by mutual written consent.  At any oral hearing of evidence in connection with the arbitration, each party thereto or its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of any opposing party.  No evidence of any witness shall be presented unless the opposing party or parties shall have the opportunity to cross-examine such witness, except as the parties to the dispute otherwise agree in writing or except under extraordinary circumstances where the interests of justice require a different procedure.  After reviewing the evidence, the Arbitrator shall, within ten (10) business days, determine the relevant Claim value or values to be either that asserted by the Surviving Corporation or that asserted by the Representatives and not any other value or values.  The Arbitrator shall consider only the Disputed Matters.  Any decision or award of the Arbitrator shall be rendered in writing and shall be final and binding upon the parties.  The parties hereto hereby waive to the extent permitted by law any rights to appeal or to seek review of such award by any court or tribunal.  Nothing herein contained shall be deemed to give the Arbitrator any authority, power, or right to alter, change, amend, modify, add to or subtract from any of the provisions of this Agreement.  Notwithstanding anything to the contrary in this Agreement, the arbitration provisions set forth in this Section 11 shall be governed exclusively by the Federal Arbitration Act, Title 9, United States Code.  The Arbitrator’s fees and the reasonable experts’ and attorneys’ fees of the prevailing party shall be borne by the party that did not prevail (as determined by the Arbitrator).  In the event the Arbitrator determines the Surviving Corporation prevailed, the payment of fees referred to in the preceding sentence shall be paid by the Surviving Corporation and the Surviving Corporation shall then be reimbursed from Escrow Shares pursuant to Section 1.8 as though such fees were a mature Claim amount.  The arbitration shall be conducted in accordance with the AAA Commercial Arbitration Rules in effect at the time of the arbitration, except as they may be modified herein or by agreement of the Representatives and the Surviving Corporation.

(e)                                  The Surviving Corporation shall have the right to control the defense against and, subject to the provisions of this Section 11.4(e), settle any third party claim or demand set forth in a Notice of Claim given pursuant to Section 11.4(a).  The Representatives shall have the right, at the Surviving Corporation’s expense, to participate in, and consult with the Surviving Corporation regarding, the defense and/or settlement of any such third party claim.  In connection therewith, the Representatives shall collectively have the right to employ one counsel, who must be reasonably satisfactory to the Surviving Corporation and whose reasonable fees and expenses shall be paid by the Surviving Corporation. To the extent related to claims for indemnification under Section 11.2, the costs and expenses paid by the Surviving Corporation in accordance with this Section 11.4(e) shall constitute costs for which the Surviving Corporation is entitled to indemnification under this Article 11 and, therefore, shall constitute matured Claims.  The Surviving Corporation shall not settle any third party claim for which indemnification is sought by it under this Agreement without the prior written consent of both Representatives, which shall not be unreasonably withheld or delayed.

Section 11.5           Limitations on Indemnification.

(a)                                  The Company Indemnifying Parties shall have no liability for indemnification pursuant to this Article 11 with respect to Claims for which indemnification is provided hereunder and under the CMG Agreement and the Settlement Agreements unless and until such Claims exceed in the aggregate $3,000,000, in which case the Indemnifying Parties shall be liable for their pro rata portion of all such Claims to the extent the aggregate Claims exceed such amount.  The Company Indemnifying Parties’ aggregate liability for indemnification pursuant to this Article 11 shall be limited to the Escrow Shares.

(b)                                 Vought shall have no liability for indemnification pursuant to this Article 11 with respect to Claims for which indemnification is provided thereunder unless and until such Claims exceed in the aggregate $3,000,000, in which case Vought shall be liable for all such Claims to the extent they exceed such amount.  Vought’s aggregate indemnification obligations pursuant to this Article 11 shall in no event exceed $15,000,000 (payable in Surviving Corporation Common Stock).

(c)                                  Nothing in this Article 11 will limit the liability of any Person arising out of such Person’s fraudulent acts or willful misconduct.

Section 11.6           Stockholder Representative.  The adoption of this Agreement and the approval of the Merger by the requisite consent of holders of Company Common Stock and the Company Preferred Stock shall constitute approval by such holders of this Article 11 and the appointment of Peter Clare as the Stockholder Representative.

Section 11.7           Tax Treatment.  Except as otherwise required by law, all indemnity payments made under this Agreement shall be considered adjustments to the consideration to be received in the Merger.

ARTICLE 12
MISCELLANEOUS

Section 12.1           Waiver.

At any time prior to the Effective Time, any party hereto may (A) extend the time for there performance of any of the obligations or other acts of the other party hereto, (B) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (C) waive compliance by the other party with any of the agreements or conditions contained herein, provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of each of the Company and Vought, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by law requires further approval by such stockholders.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension, waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 12.2           Notices.

Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

(a)

If to the Company or TAC, to:

TA Acquisition Holdings, Inc.
c/o The Aerostructures Corporation
1431 Vultee Blvd.
Nashville, TN 37217-2016
Attention: Edward C. Miller, Jr., Esq.
Telecopy No.: (615) 360-5881

with copies to:

Vinson & Elkins L.L.P.
666 Fifth Avenue, 26th Floor
New York, New York 10103-0040
Attention: Michael J. Swidler, Esq.
Telecopy No.: (917) 849-5367

(b)

If to Vought, to:

Vought Aircraft Industries, Inc.
Post Office Box 655907
Dallas, Texas 75265-5907
Attention: W. Bruce White, Jr., Esq.
Telecopy No.: (972) 946-5642

with copies to:

Latham & Watkins
885 Third Avenue
New York, New York 10022-4802
Attention: Ron Hopkinson, Esq.
Telecopy No.: (212) 751-4864

(c)

If to the Representatives, to:

Peter Clare
c/o The Carlyle Group
1001 Pennsylvania Avenue, N.W., Suite 200
Washington, D.C. 20004
Attention: Peter Clare
Telecopy No.: (202) 347-1818

with copies to:

Latham & Watkins
555 Eleventh St., N.W., Suite 1000
Washington, D.C. 20004
Attention: Daniel T. Lennon, Esq.
Telecopy No.: (202) 637-2201

(d)

If to the CMG Representative, to:

c/o Carlyle Management Group
200 Crescent Court, Suite 1900
Dallas, TX 75201
Attention: Douglas Nyhoff
Telecopy No.: 214-756-6299

Section 12.3           Assignment.

No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties.  Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 12.4           Rights of Third Parties.

Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

Section 12.5           Reliance.

Each of the parties to this Agreement shall be deemed to have relied upon the accuracy of the written representations and warranties made to it in or pursuant to this Agreement, notwithstanding any investigations conducted by or on its behalf or notice, knowledge or belief to the contrary.

Section 12.6           Expenses.

Each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including, without limitation, all fees of its legal counsel, financial advisers and accountants.

Section 12.7           Construction.

This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.  Unless otherwise stated, references to sections, articles or annexes refer to the sections, articles and annexes to this Agreement.

Section 12.8           Captions; Counterparts.

The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.9           Entire Agreement.

This Agreement (together with the Schedules and Annexes to this Agreement) and the Ancillary Agreements constitute the entire agreement among the parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Affiliates relating to the transactions contemplated hereby and thereby.  No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement.

Section 12.10         Amendments.

This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of each of the Company, TAC and Vought, no amendment may be made without further stockholder approval which by law requires further approval by such stockholders.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 12.11         Publicity.

From the date hereof until the Closing Date, all press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement and the Ancillary Agreements, and the method of the release for publication thereof, shall be subject to the prior mutual approval of the Company and Vought which approval shall not be unreasonably withheld by any party; provided, however, that, nothing herein shall prevent any party from publishing such press releases or other public communications as such party may consider necessary in order to satisfy such party’s legal or contractual obligations after such consultation with the other parties hereto as is reasonable under the circumstances.

Section 12.12         Governing Law.

This Agreement shall be governed by the Laws of the State of New York as applied to contracts executed and to be performed entirely in such state, except to the extent mandatory provision of the laws of the State of Delaware apply as a result of the incorporation of the Company, TAC or Vought in Delaware.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

VOUGHT AIRCRAFT INDUSTRIES, INC., a Delaware corporation

By:	/s/ Tom Risley
Name: Tom Risley
Title: President and Chief Executive Officer

TA ACQUISITION HOLDINGS, INC., a Delaware corporation

By:	/s/ B. Edward Ewing
Name: B. Edward Ewing
Title: Chief Executive Officer

THE AEROSTRUCTURES CORPORATION, a Delaware corporation

By:	/s/ B. Edward Ewing
Name: B. Edward Ewing
Title: Chief Executive Officer